UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

Ryder System, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Ryder System, Inc.
11690 N.W. 105th Street
Miami, Florida 33178

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

Time:	10:00 a.m., Eastern Daylight Time

Date:	Friday, May 1, 2009

Place:	Ryder System, Inc. Headquarters 11690 N.W. 105th Street Miami, Florida 33178

Purpose:
1. To elect five directors as follows: John M. Berra, Luis P. Nieto, Jr., E. Follin Smith and Gregory T. Swienton for a three-year term expiring at the 2012 Annual Meeting of Shareholders and James S. Beard for a two-year term expiring at the 2011 Annual Meeting of Shareholders.

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2009 fiscal year.

3. To consider any other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were a record owner of our common stock at the close of business on March 6, 2009.

Proxy Voting:	Your vote is important. You may vote:

• via Internet;
• by telephone;
• by mail, if you have received a paper copy of the proxy materials; or
• in person at the meeting.

By order of the Board of Directors,

Robert D. Fatovic
Executive Vice President, Chief Legal Officer and Corporate Secretary

Miami, Florida
March 19, 2009

RYDER SYSTEM, INC.
11690 N.W. 105th STREET
MIAMI, FLORIDA 33178

PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING TO BE HELD ON MAY 1, 2009.

The Company’s Proxy Statement and Annual Report are available online at: http://www.proxyvote.com

INFORMATION ABOUT OUR ANNUAL MEETING

You are receiving this proxy statement because you own shares of Ryder common stock that entitle you to vote at the 2009 Annual Meeting of Shareholders. Our Board of Directors (Board) is soliciting proxies from shareholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

This year we have elected to take advantage of the Securities and Exchange Commission’s “notice and access” rule that allows us to furnish proxy materials to shareholders online. We believe electronic delivery will expedite the receipt of proxy materials, while significantly lowering costs and reducing the environmental impact of printing and mailing full sets of proxy materials. As a result, on or about March 19, 2009, we mailed to shareholders either (i) a Notice of Internet Availability (Notice) containing instructions on how to access our proxy materials online or (ii) a printed set of proxy materials which includes this proxy statement, our 2008 annual report and a proxy card. If you receive a Notice by mail, you will not receive a printed copy of the materials, unless you specifically request one. Instructions on how to receive a paper copy of the proxy materials are included in the Notice.

Q:	When and where is the Annual Meeting?

A:
We will hold the Annual Meeting on Friday, May 1, 2009, at 10:00 a.m. Eastern Daylight Time at the Ryder System, Inc. Headquarters, 11690 N.W. 105th Street, Miami, Florida 33178. A map with directions to the meeting can be found on the printed proxy card.

Q:	What am I voting on?

A:	You are voting on two proposals:

1.
Election of directors as follows: John M. Berra, Luis P. Nieto, Jr., E. Follin Smith and Gregory T. Swienton for a three-year term expiring at the 2012 Annual Meeting of Shareholders and James S. Beard for a two-year term expiring at the 2011 Annual Meeting of Shareholders.

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2009 fiscal year.

You will also be voting on such other business, if any, as may properly come before the meeting, or any adjournment of the meeting.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board recommends that you vote:

•	FOR the election of each of the director nominees.

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2009 fiscal year.

Q:	Who can vote?

A:
The Board of Directors has set March 6, 2009 as the record date for the Annual Meeting. Holders of Ryder common stock at the close of business on the record date are entitled to vote their shares at the Annual Meeting. As of March 6, 2009, there were 55,889,226 shares of common stock issued, outstanding and entitled to vote. Each share of common stock issued and outstanding is entitled to one vote.

Q:	What is a shareholder of record?

A:	You are a shareholder of record if you are registered as a shareholder with our transfer agent, Computershare Trust Company, N.A. (Computershare).

Q:	What is a beneficial shareholder?

A:
You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent (nominee) holds your shares. This is often called ownership in “street name,” since your name does not appear anywhere in our records.

Q:	What shares are reflected on my proxy?

A:
Your proxy reflects all shares owned by you at the close of business on March 6, 2009. For participants in our 401(k) Plan, shares held in your account as of that date are included in your proxy, and the proxy will serve as a voting instruction for the trustee of our 401(k) Plan who will vote your shares as you instruct.

Q:	How many votes are needed for the proposals to pass?

A:
The affirmative vote of the holders of at least a majority of the total number of shares issued and outstanding and entitled to vote is required for the election of each director and for the ratification of the appointment of PricewaterhouseCoopers LLP.

Q:	What is a quorum?

A:
A quorum is the minimum number of shares required to hold a meeting. Under our By-Laws, the holders of a majority of the total number of shares issued and outstanding and entitled to vote at the meeting must be present in person or represented by proxy for a quorum.

Q:	Who can attend the Annual Meeting?

A:
Only shareholders and our invited guests are permitted to attend the Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a brokerage statement showing your ownership of the shares as of the record date, a letter from the broker confirming such ownership, and a form of personal identification. If you wish to vote your shares which are held by a broker or other nominee at the meeting, you must obtain a proxy from your broker or nominee and bring your proxy to the meeting.

Q:	How do I vote?

A:
If you are a shareholder of record, you may vote on the Internet, by telephone or by signing, dating and mailing your proxy card. Detailed instructions for Internet and telephone voting are set forth on the Notice and the printed proxy card. You may also vote in person at the Annual Meeting.

If your shares are held in our 401(k) Plan, the proxy will serve as a voting instruction for the trustee of our 401(k) Plan who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by April 27, 2009. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through our 401(k) Plan in the same proportion as those shares in our 401(k) Plan for which voting instructions were received.

If you are a beneficial shareholder, you must follow the voting procedures of your broker, bank or trustee.

Q:	What does it mean if I receive more than one proxy card?

A:
It means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each proxy card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

Q:	If I plan to attend the Annual Meeting, should I still vote by proxy?

A:
Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting. If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record.

Beneficial shareholders who wish to vote in person must request a legal proxy from the nominee and bring that legal proxy to the Annual Meeting.

Q:	Who pays the cost of this proxy solicitation?

A:
We pay the cost of soliciting your proxy and reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, solicitations may also be made by personal interview, letter, fax and telephone. Certain of our officers, directors and employees may participate in the solicitation of proxies without additional consideration.

Q:	What is Householding?

A:
The SEC’s Householding rule affects the delivery of our annual disclosure documents (such as annual reports, proxy statements, notices of internet availability of proxy materials and other information statements) to shareholders. Under this rule, we are allowed to deliver a single set of our annual report and proxy statement to multiple shareholders at a shared address or household, unless a shareholder at that shared address delivers contrary instructions to us through our transfer agent, Computershare. Each shareholder will continue to receive a separate proxy card or voting instruction card even when a single set of materials is sent to a shared address under the Householding rule. The Householding rule is designed to reduce the expense of sending multiple disclosure documents to the same address.

If you are a registered shareholder and you want to request a separate copy of this proxy statement or accompanying annual report, you may contact our Investor Relations Department by calling (305) 500-4053, in writing at Ryder System, Inc., Investor Relations Department, 11690 N.W. 105th Street, Miami, Florida 33178, or by e-mail to RyderforInvestors@ryder.com, and a copy will be promptly sent to you. If you wish to receive separate documents in future mailings, please contact our transfer agent, Computershare by calling (800) 730-4001, in writing at Computershare, P.O. Box 43078, Providence, RI 02940-3078, or by e-mail at http://www-us.computershare.com/investor/contactus/. Our 2008 annual report and this proxy statement are also available through our website at www.ryder.com.

Two or more shareholders sharing an address can request delivery of a single copy of annual disclosure documents if they are receiving multiple copies by contacting Computershare in the manner set forth above.

If a broker or other nominee holds your shares, please contact such holder directly to inquire about the possibility of Householding.

Q:	Who tabulates the votes?

A:	Our Board of Directors has appointed Broadridge Investor Communication Solutions (Broadridge) as the independent Inspector of Election. Representatives of Broadridge will count the votes.

Q:	Is my vote confidential?

A:
Yes. The voting instructions of shareholders of record will only be available to the Inspector of Election (Broadridge). Voting instructions for employee benefit plans will only be available to the plans’ trustees and the Inspector of Election. The voting instructions of beneficial shareholders will only be available to the shareholder’s bank, broker or trustee. Your voting records will not be disclosed to us unless required by a legal order, requested by you or cast in a contested election.

Q:	What if I abstain from voting on a proposal?

A:
If you sign and return your proxy marked “abstain” on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present. Accordingly, a marking of “abstain” on any proposal will have the same effect as a vote against the proposal.

Q:	What if I sign and return my proxy without making any selections?

A:
If you sign and return your proxy without making any selections, your shares will be voted “FOR” proposals 1 and 2. If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters for you at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Q:	What if I am a beneficial shareholder and I do not give the nominee voting instructions?

A:
Brokerage firms have the authority under New York Stock Exchange (NYSE) rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The election of directors and the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2009 fiscal year are considered “routine” matters. If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is permitted to vote your shares on the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2009 fiscal year even if the broker does not receive voting instructions from you.

A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as shares present and entitled to be voted with respect to a matter on which the broker has expressly not voted.

Q:	How do I change my vote?

A:
A shareholder of record may revoke a proxy by giving written notice of revocation to our Corporate Secretary before the meeting, by delivering a later-dated proxy (either in writing, by telephone or over the Internet), or by voting in person at the Annual Meeting.

If you are a beneficial shareholder, you may change your vote by following the nominee’s procedures for revoking or changing your proxy.

Q:	When are shareholder proposals for next year’s Annual Meeting due?

A:
To be considered for inclusion in Ryder’s 2010 proxy statement, shareholder proposals must be delivered in writing to us at 11690 N.W. 105th Street, Miami, Florida 33178, Attention: Corporate Secretary, no later than November 19, 2009. Additionally, we must receive proper notice of any shareholder proposal to be submitted at the 2010 Annual Meeting of Shareholders (but not required to be included in our proxy statement) at least 90, but no more than 120, days before the one-year anniversary of the 2009 Annual Meeting.

If a shareholder would like to nominate one or more directors for election at the 2010 Annual Meeting of Shareholders, he or she must give advance written notice to us at least 90, but no more than 120, days before the one-year anniversary of the 2009 Annual Meeting, as required by our By-Laws. The notice must include information regarding both the proposing shareholder and the director nominee. In addition, the director nominee must submit a completed and signed questionnaire. This questionnaire will be provided by the Corporate Secretary upon request and is similar to the annual questionnaire completed by all of our directors relating to their background, experience and independence.

All of the requirements relating to the submission of shareholder proposals or director nominations are included in our By-Laws. A copy of our By-Laws can be obtained from our Corporate Secretary. The By-Laws are also included in our filings with the SEC which are available on the SEC’s website at www.sec.gov.

Q:	Can I receive future proxy materials electronically?

A:
Yes. If you are a shareholder of record you may, if you wish, receive future proxy statements and annual reports online. If you vote via the Internet as described on your proxy card, you may sign up for electronic delivery at the same time. You may also register for electronic delivery of future proxy materials on the Investor Relations page of our website at www.ryder.com.

If you elect this feature, you will receive an e-mail message notifying you when the materials are available along with a web address for viewing the materials and instructions for voting by telephone or on the Internet.

We encourage you to sign up for electronic delivery of future proxy materials as this will allow you to receive the materials more quickly and will reduce printing and mailing cost.

ELECTION OF DIRECTORS

(Proposal 1)

Under our By-Laws, directors are elected for three-year terms, typically with one-third of the directors standing for election in any given year. The four directors whose terms expire at the 2009 Annual Meeting of Shareholders are John M. Berra, Luis P. Nieto, Jr., E. Follin Smith and Gregory T. Swienton. Upon the recommendation of the Corporate Governance and Nominating Committee (Governance Committee), our Board of Directors has nominated John M. Berra, Luis P. Nieto, Jr., E. Follin Smith and Gregory T. Swienton for re-election at the 2009 Annual Meeting of Shareholders for a three-year term that expires at the 2012 Annual Meeting of Shareholders, and each have consented to serve if elected.

In July 2008, the Board of Directors elected James S. Beard to the Board of Directors. A third-party search firm identified Mr. Beard as a Board candidate, and after an interview process and a recommendation by the Governance Committee, the Board approved his election to the Board. The search firm was paid a fee for their service. In accordance with our By-Laws, Mr. Beard is being nominated for election at the 2009 Annual Meeting of Shareholders. Because our By-Laws require that the number of directors whose terms expire in any given year remains as nearly equal in number as possible, Mr. Beard is being nominated to serve in the class of directors whose terms expire at the 2011 Annual Meeting of Shareholders. Mr. Beard has consented to serve if elected.

Our Board of Directors determined that, other than Gregory T. Swienton, each director nominee qualifies as independent under applicable regulations and the categorical director independence standards adopted by our Board of Directors and set forth under “Director Independence” on page 11 of this proxy statement.

David I. Fuente, Eugene A. Renna, Abbie J. Smith and Christine A. Varney are currently serving terms that expire at the 2010 Annual Meeting of Shareholders. L. Patrick Hassey, Lynn M. Martin and Hansel E. Tookes, II, are currently serving terms that expire at the 2011 Annual Meeting of Shareholders.

The principal occupation and certain other information about each director and director nominee appears on the following pages.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

NOMINEE FOR DIRECTOR
FOR A TERM OF OFFICE EXPIRING AT THE 2011 ANNUAL MEETING

James S. Beard, 68, served as Vice President of Caterpillar Inc. from 1991 to 2005, with responsibility for the Financial Products Division. His responsibilities included Caterpillar Financial Services Corporation, where he served as President, Caterpillar Insurance Services Corporation, Caterpillar Redistribution Services Inc. and Caterpillar Power Ventures Corporation. He served in the leadership position of Caterpillar Financial Services since its formation in 1981.

Mr. Beard was elected to the Board of Directors in July 2008 and is a member of the Compensation Committee and the Finance Committee.

Mr. Beard serves on the Boards of Directors of Genesco, Inc. and Rogers Group, Inc. and is a past Chairman of the Equipment Leasing and Finance Association.

NOMINEE FOR DIRECTOR
FOR A TERM OF OFFICE EXPIRING AT THE 2012 ANNUAL MEETING

John M. Berra, 61, is Chairman of Emerson Process Management, a global leader in providing solutions to customers in process control, and Executive Vice President of Emerson Electric Company. Until October 1, 2008, he served as President of Emerson Process Management. Mr. Berra joined Emerson’s Rosemount division as a marketing manager in 1976 and thereafter continued assuming more prominent roles in the organization until 1997 when he was named President of Emerson’s Fisher-Rosemount division (now Emerson Process Management). Prior to joining Emerson, Mr. Berra was an instrument and electrical engineer with Monsanto Company.

Mr. Berra was elected to the Board of Directors in July 2003 and is the Chair of the Compensation Committee and a member of the Finance Committee.

Mr. Berra serves as an advisory director to the Board of Directors of Emerson Electric Company. He also serves as Chairman of the Fieldbus Foundation and is a past Chairman of the Measurement, Control, and Automation Association.

Luis P. Nieto, Jr., 53, is President of the Consumer Foods Group for ConAgra Foods Inc., one of the largest packaged foods companies in North America. Prior to joining ConAgra, Mr. Nieto was President and Chief Executive Officer of the Federated Group, a leading private label supplier to the retail grocery and foodservice industries from 2002 to 2005. From 2000 to 2002, he served as President of the National Refrigerated Products Group of Dean Foods Company. Prior to joining Dean Foods, Mr. Nieto held positions in brand management and strategic planning with Mission Foods, Kraft Foods and the Quaker Oats Company.

Mr. Nieto was elected to the Board of Directors in February 2007 and is a member of the Audit Committee and the Governance Committee.

Mr. Nieto serves on the Board of Directors of AutoZone, Inc. and is a member of the University of Chicago’s College Visiting Committee.

E. Follin Smith, 49, served as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Constellation Energy Group, Inc., then the nation’s largest competitive supplier of electricity to large commercial and industrial customers and the nation’s largest wholesale power seller, until May 2007. Ms. Smith joined Constellation Energy Group as Senior Vice President, Chief Financial Officer in June 2001 and was appointed Chief Administrative Officer in December 2003. Before joining Constellation Energy Group, Ms. Smith was Senior Vice President and Chief Financial Officer of Armstrong Holdings, Inc., the global leader in hard-surface flooring and ceilings. Ms. Smith began her career with Armstrong in 1998 as Vice President and Treasurer and was promoted to her last position in March 2000. Prior to joining Armstrong, Ms. Smith held various senior financial positions with General Motors including Chief Financial Officer for General Motors’ Delphi Chassis Systems division.

Ms. Smith was elected to the Board of Directors in July 2005 and is a member of the Audit Committee and the Governance Committee.

Ms. Smith serves on the Board of Directors of Discover Financial Services, and the Boards of Trustees of the University of Virginia’s Darden School of Business, Davidson College and CENTERSTAGE, in Baltimore, Maryland.

Gregory T. Swienton, 59, was appointed Chairman of Ryder System, Inc. in May 2002 having been named Chief Executive Officer in November 2000. Mr. Swienton joined Ryder as President and Chief Operating Officer in June 1999. Before joining Ryder, Mr. Swienton was Senior Vice President-Growth Initiatives of Burlington Northern Santa Fe Corporation (BNSF). Prior to that he was BNSF’s Senior Vice President-Coal and Agricultural Commodities Business Unit and previously had been Senior Vice President of its Industrial and Consumer Units. He joined the former Burlington Northern Railroad in June 1994 as Executive Vice President-Intermodal Business Unit. Prior to joining Burlington Northern, Mr. Swienton was Executive Director-Europe and Africa of DHL Worldwide Express in Brussels, Belgium from 1991 to 1994, and prior to that, he was DHL’s Managing Director-Western and Eastern Europe from 1988 to 1990, also located in Brussels. For the five years prior to these assignments, Mr. Swienton was Regional Vice President of DHL Airways, Inc. in the United States. From 1971 to 1982, Mr. Swienton held various national account, sales and marketing positions with AT&T and Illinois Bell Telephone Company.

Mr. Swienton was elected to the Board of Directors in June 1999.

Mr. Swienton serves on the Board of Directors of Harris Corporation and is on the Board of Trustees of St. Thomas University in Miami.

DIRECTORS CONTINUING IN OFFICE

David I. Fuente, 63, served as Chairman and Chief Executive Officer of Office Depot, Inc. from 1987, one year after the company was founded, until he retired as its Chief Executive Officer in June 2000 and as Chairman in December 2001. Before joining Office Depot, Mr. Fuente served for eight years at the Sherwin-Williams Company as President of its Paint Stores Group. Before joining Sherwin-Williams, he was Director of Marketing at Gould, Inc.

Mr. Fuente was elected to the Board of Directors in May 1998 and is a member of the Compensation Committee and the Finance Committee.

Mr. Fuente serves on the Boards of Directors of Office Depot, Inc. and Dick’s Sporting Goods, Inc.

L. Patrick Hassey, 63, is Chairman, President and Chief Executive Officer of Allegheny Technologies Incorporated (ATI), a global leader in the production of specialty materials. Mr. Hassey was Executive Vice President and a member of the corporate executive committee of Alcoa, Inc. from May 2000 until his early retirement in February 2003. He served as Executive Vice President of Alcoa and Group President of Alcoa Industrial Components from May 2000 to October 2002. Prior to May 2000, Mr. Hassey served as Executive Vice President of Alcoa and President of Alcoa Europe, Inc. Prior to becoming President and Chief Executive Officer of ATI in October 2003, he was an outside management consultant to ATI executive management.

Mr. Hassey was elected to the Board of Directors in December 2005 and is a member of the Compensation Committee and the Governance Committee.

Mr. Hassey serves on the Boards of Directors of ATI and the Allegheny Conference on Community Development, which serves Southwestern Pennsylvania.

Lynn M. Martin, 69, served as Secretary of Labor under President George H.W. Bush from 1991 to 1993. Ms. Martin is the President of Martin Hall Group LLC, a consulting firm. She is a regular commentator, panelist, columnist and speaker on issues relating to the changing global economic and political environment. Ms. Martin was the Davie Chair at the J.L. Kellogg Graduate School of Management and a Fellow of the Kennedy School Institute of Politics.

Ms. Martin was elected to the Board of Directors in August 1993 and is a member of the Compensation Committee and the Governance Committee.

Ms. Martin serves on the Boards of Directors of The Procter & Gamble Company, AT&T Inc., The Dreyfus Funds, Constellation Energy Group, Inc. and Chicago’s Lincoln Park Zoo. She is also a member of the Council on Foreign Relations and the Chicago Council of Global Affairs.

Eugene A. Renna, 64, retired from ExxonMobil Corporation in January 2002 where he was an Executive Vice President and a member of its Board of Directors. He was President and Chief Operating Officer of Mobil Corporation, and a member of its Board of Directors, until the time of its merger with Exxon Corporation in 1999. As President and Chief Operating Officer of Mobil, Mr. Renna was responsible for overseeing all of its global exploration and production, marketing and refining, and chemicals and technology business activities. Mr. Renna’s career with Mobil began in 1968 and included a range of senior management roles such as: responsibility for all marketing and refining operations in the Pacific Rim, Africa and Latin America; Executive Vice President of International Marketing and Refining Division; Vice President of Planning and Economics; President of Mobil’s worldwide Marketing and Refining Division; and Executive Vice President and Director of Mobil.

Mr. Renna was elected to the Board of Directors in July 2002 and is a member of the Audit Committee and the Finance Committee.

Abbie J. Smith, 55, is the Boris and Irene Stern Professor of Accounting at the University of Chicago Booth School of Business. She joined their faculty in 1980 upon completion of her Ph.D. at Cornell University. The primary focus of her research is corporate restructuring, transparency, and corporate governance. Professor Smith is a co-editor of the Journal of Accounting Research.

Ms. Smith was elected to the Board of Directors in July 2003 and is the Chair of the Audit Committee and a member of the Finance Committee.

Ms. Smith serves on the Boards of Directors of HNI Corporation, DFA Investment Dimensions Group Inc. and Dimensional Investment Group Inc. She also serves as a trustee of certain Chicago-based UBS Funds.

Hansel E. Tookes, II, 61, retired from Raytheon Company in December 2002. He joined Raytheon in September 1999 as President and Chief Operating Officer of Raytheon Aircraft Company. He was appointed Chief Executive Officer in January 2000 and Chairman in August 2000. Mr. Tookes became President of Raytheon International in May 2001. Prior to joining Raytheon in 1999, Mr. Tookes had served as President of Pratt & Whitney’s Large Military Engines Group since 1996. He joined Pratt & Whitney’s parent company, United Technologies Corporation in 1980. Mr. Tookes was a Lieutenant Commander and military pilot in the U.S. Navy and later served as a commercial pilot with United Airlines.

Mr. Tookes was elected to the Board of Directors in September 2002 and is the Chair of the Finance Committee and a member of the Audit Committee.

Mr. Tookes serves on the Boards of Directors of BBA Aviation plc, Corning Incorporated, FPL Group, Inc., and Harris Corporation.

Christine A. Varney, 53, is a Partner in the law firm of Hogan & Hartson LLP, which she rejoined in 1997 after five years in government service. She leads the Internet Law practice group for the firm. Ms. Varney served as a Federal Trade Commissioner from 1994 to 1997 and as a Senior White House Advisor to President Clinton from 1993 to 1994. She also served as Chief Counsel to President Clinton’s Campaign in 1992 and as General Counsel to the Democratic National Committee from 1989 to 1992. Prior to her government service, Ms. Varney practiced law with the firms of Pierson, Semmes & Finley (1986 to 1988) and Surrey & Morse (1984 to 1986).

Ms. Varney was elected to the Board of Directors in February 1998 and is the Chair of the Governance Committee and a member of the Compensation Committee.

CORPORATE GOVERNANCE

We maintain a Corporate Governance page on our website at www.ryder.com, which includes our Corporate Governance Guidelines, Principles of Business Conduct and Board Committee Charters. The Corporate Governance Guidelines set forth our governance principles relating to, among other things: director independence (including our categorical director independence standards); director qualifications and responsibilities; Board structure; director compensation; management succession; and the periodic performance evaluation of the Board. The Principles of Business Conduct apply to our officers, employees and Board members and cover all areas of professional conduct including conflicts of interest, confidentiality, compliance with law, and mechanisms to report known or suspected wrongdoing. The Principles of Business Conduct include a Finance Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer, Controller and senior financial management. Any changes to these documents and any waivers granted by the Governance Committee with respect to our Principles of Business Conduct will be posted on our website. Any waivers with respect to our Principles of Business Conduct shall also be disclosed in a public filing made with the SEC.

Shareholders may submit requests for free printed copies of our Corporate Governance Guidelines, Principles of Business Conduct (including the Finance Code of Ethics) and Board Committee Charters in writing to: Ryder System, Inc., Attention: Corporate Secretary, 11690 N.W. 105th Street, Miami, Florida 33178.

BOARD OF DIRECTORS

Director Independence

It is our policy that a substantial majority of the members of our Board of Directors and all of the members of our Audit Committee, Compensation Committee, Governance Committee and Finance Committee qualify as independent as required by the NYSE corporate governance listing standards.

To assist it in making independence determinations, our Board of Directors has adopted categorical director independence standards, which are part of our Corporate Governance Guidelines. The Board determined that each of the following transactions or relationships will not, by itself, be deemed to create a material relationship for the purpose of determining a director’s independence:

•
Prior Employment.  The director was employed by us or was personally working on our audit as an employee or partner of our independent registered certified public accounting firm, and over five years have passed since such employment, partnership or auditing relationship ended.

•
Employment of Immediate Family Member.  (i) An immediate family member was an officer of ours or was personally working on our audit as an employee or partner of our independent registered certified public accounting firm, and over five years have passed since such employment, partnership or auditing relationship ended; or (ii) an immediate family member is currently employed by us in a non-officer position, or by our independent registered certified public accounting firm not as a partner and not participating in the firm’s audit, assurance or tax compliance practice.

•
Interlocking Directorships.  An executive officer of ours served on the board of directors of a company that employed the director or employed an immediate family member as an executive officer, and over five years have passed since either such relationship ended.

•
Commercial Relationships.  The director is an employee, partner, greater than 10% shareholder, or director (or a director’s immediate family member is a partner, greater than 10% shareholder, director or officer) of a company that makes or has made payments to, or receives or has received payments (other than contributions, if the company is a tax-exempt organization) from, us for property or services, and the amount of such payments has not within any of such other company’s three most recently completed fiscal years exceeded one percent (or $1 million, whichever is greater) of such other company’s consolidated gross revenues for such year.

•
Indebtedness.  A director or an immediate family member is a partner, greater than 10% shareholder, director or officer of a company that is indebted to us or to which we are indebted, and the aggregate amount of such debt is less than one percent (or $1 million, whichever is greater) of the total consolidated assets of the indebted company.

•
Charitable Relationships.  A director is a trustee, fiduciary, director or officer of a tax-exempt organization to which we make contributions, and the contributions to such organization by us have not, within any of such organization’s three most recently completed fiscal years, exceeded one percent (or $250,000, whichever is greater) of such organization’s consolidated gross revenues for such year.

For purposes of these independence standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mother- and father-in-law, son- and daughter-in-law, brother- and sister-in-law, and anyone (other than domestic employees) who shares such director’s home.

Pursuant to our Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2009, which included a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us or members of our senior management.

As part of this review, other than the relationship with Mr. Swienton, our CEO, the Governance Committee and the Board identified and considered the following two transactions:

In his role as Chairman of Emerson Process Management, John M. Berra also serves as Executive Vice President of Emerson Electric Company. We have an ongoing commercial relationship with Emerson Electric Company relating to Emerson’s lease of vehicles from us. The transaction falls outside of the NYSE’s independence requirements and our categorical director independence standards relating to commercial relationships, and therefore, the Board determined that this relationship did not impair Mr. Berra’s independence.

An immediate family member of E. Follin Smith serves as an executive of Dow Jones & Company, Inc. We have an ongoing commercial relationship with Dow Jones pursuant to which Dow Jones leases vehicles from us. The transaction falls outside of the NYSE’s independence requirements and our categorical director independence standards relating to commercial relationships, and therefore, the Board determined that this relationship did not impair Ms. Smith’s independence.

Based on its independence review and after considering the transactions described above, the Board determined that each of the following directors (which together constitute all of the members of the Board other than Mr. Swienton) is independent: James S. Beard, John M. Berra, David I. Fuente, L. Patrick Hassey, Lynn M. Martin, Luis P. Nieto, Jr., Eugene A. Renna, Abbie J. Smith, E. Follin Smith, Hansel E. Tookes, II and Christine A. Varney.

Communications with the Board

Shareholders and other interested parties can communicate with our independent directors as a group through the Corporate Governance page of our website at www.ryder.com, or by mailing their communication to Independent Directors, c/o Corporate Secretary, Ryder System, Inc., 11690 N.W. 105th Street, Miami, Florida 33178. Any communications received from interested parties in the manner described above will be collected and organized by our Corporate Secretary and will be periodically, but in any event prior to each regularly-scheduled Board meeting, reported and/or delivered to our independent directors. The Corporate Secretary will not forward spam, junk mail, mass mailings, service complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate materials to the independent directors. Correspondence relating to certain of these matters such as service issues may be distributed internally for review and possible response. The procedures for communicating with our independent directors as a group are available on the Corporate Governance page of our website at www.ryder.com.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal control, financial improprieties or auditing matters. Any of our employees or members of the general public may confidentially communicate concerns about any of these matters to any supervisor or manager, the Vice President of Internal Audit, the Vice President, Global Compliance and Business Standards/Deputy General Counsel, or on a confidential and/or anonymous basis by way of an external toll-free hotline number, an internal ethics phone line, ethics@ryder.com, or to members of our Audit Committee at audit@ryder.com. All of the reporting mechanisms are publicized on our website at www.ryder.com, in our Principles of Business Conduct, through compliance training and wallet cards, brochures and location posters. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal control, financial improprieties or auditing matters and if it does, it will be handled in accordance with the procedures established by the

Audit Committee. A summary of all complaints, of whatever type, received through the reporting mechanisms are reported to the Audit Committee at each regularly-scheduled Audit Committee meeting. Matters requiring immediate attention are promptly forwarded to the Chair of the Audit Committee.

Board Meetings

The Board of Directors held six regular and two special meetings in 2008. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and Committees on which the director served in 2008. Attendance by all directors at Board and Committee meetings averaged 91% in 2008. Our independent directors meet in executive session without management present as part of each regularly-scheduled Board meeting. The Chair of our Governance Committee presides over these executive Board sessions.

We expect each of our directors to attend our Annual Meeting of Shareholders. Because the Board of Directors holds one of its regularly-scheduled meetings in conjunction with our Annual Meeting of Shareholders, unless one or more members of the Board are unable to attend, all of the members of the Board are present for the Annual Meeting. All of our directors, other than Lynn M. Martin, attended the 2008 Annual Meeting of Shareholders.

Board Committees

The Board has four standing committees — Audit, Compensation, Corporate Governance and Nominating and Finance. All of the Committees are composed entirely of independent directors who meet in executive session without management present as part of each regularly-scheduled Committee meeting. We have adopted written Charters for each of the Committees that comply with the NYSE’s corporate governance listing standards, applicable provisions of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) and SEC rules. Each Committee Charter sets forth the respective Committee’s responsibilities, and provides for a periodic review of such Charter and an annual evaluation of the respective Committee’s performance. The Charters grant each Committee the authority to obtain the advice and assistance of, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Committee deems necessary to fulfill its obligations.

AUDIT COMMITTEE

Members:	Abbie J. Smith (Chair) Luis P. Nieto, Jr. Eugene A. Renna E. Follin Smith Hansel E. Tookes, II	Number of meetings in 2008:	8

Responsibilities

The Audit Committee is responsible for appointing, overseeing and determining the compensation and independence of our independent registered certified public accounting firm. The Audit Committee approves the scope of the annual audit and the related audit fees as well as the scope of internal audit procedures. The Audit Committee reviews audit results, financial disclosure and earnings guidance, and is responsible for overseeing investigations into accounting and financial complaints. The Audit Committee also reviews, discusses and oversees the process by which we assess and manage risk.

The Audit Committee meets in executive session, consisting exclusively of independent directors, at the end of every regularly-scheduled Audit Committee meeting (other than telephonic meetings). Our Controller, our Vice President of Internal Audit and representatives of our independent registered certified public accounting firm attend all Audit Committee meetings to assist the Audit Committee in its discussion and analysis of the various agenda items. Members of management are generally excused from the Audit Committee meetings as appropriate. The Audit Committee also meets individually with each of our Vice President of Internal Audit, representatives of our independent registered certified public accounting firm, and our Chief Financial Officer, at the end of every regularly-scheduled Audit Committee meeting (other than telephonic meetings).

The specific powers and responsibilities of the Audit Committee are set forth in more detail in the Audit Committee’s Charter, which is available on the Corporate Governance page of our website at www.ryder.com. The Charter is reviewed annually by the Audit Committee and our Governance Committee. Any changes to the Charter are approved by the full Board.

Independence and Financial Expertise

In addition to the independence standards applicable to all Board members, rules promulgated by the SEC in response to Sarbanes-Oxley require that all members of our Audit Committee meet additional independence standards. Under NYSE rules, each member of the Audit Committee must be financially literate and at least one member must have accounting or related financial management expertise. The SEC requires that at least one Audit Committee member be an “audit committee financial expert”.

The Board reviewed the background, experience and independence of Audit Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Audit Committee meets the independence requirements of the NYSE’s corporate governance listing standards and our categorical director independence standards; meets the enhanced independence standards for audit committee members required by the SEC; is financially literate, knowledgeable and qualified to review financial statements; and qualifies as an “audit committee financial expert” under SEC rules.

COMPENSATION COMMITTEE

Members:	John M. Berra (Chair) James S. Beard David I. Fuente L. Patrick Hassey Lynn M. Martin Christine A. Varney	Number of Meetings in 2008:	8

Responsibilities

The Compensation Committee of our Board of Directors oversees, reviews and approves our executive and director compensation policies and programs and regularly reports to the Board of Directors on these matters. The Compensation Committee is also responsible for approving compensation actions for direct reports to the CEO, and recommending compensation actions for the CEO for consideration by the independent directors. The Compensation Committee approves and recommends the appointment of new officers, and reviews and discusses the Compensation Discussion and Analysis included in this proxy statement to determine whether to recommend it for inclusion in our proxy statement.

The specific powers and responsibilities of the Compensation Committee are set forth in more detail in the Compensation Committee’s Charter, which is available on the Corporate Governance page of our website at www.ryder.com. The Charter is reviewed annually by the Compensation Committee and our Governance Committee. Any changes to the Charter are approved by the full Board.

Compensation Committee Processes and Procedures

Meetings.  The Compensation Committee meets at least five times each year in February, May, July, October and December. Each year in December, the Compensation Committee reviews and approves an agenda schedule for the following year. The agenda schedule outlines the various topics the Compensation Committee will consider during the year to ensure that the Compensation Committee adequately fulfills its responsibilities under its Committee Charter. The Compensation Committee considers other topics during the year as needed to fulfill its responsibilities.

Our Chief Human Resources Officer (CHRO) works closely with the Chair of the Compensation Committee prior to each Committee meeting to ensure that the information presented to the Committee in connection with the items to be discussed and/or approved is clear and comprehensive. The information is then provided to the Compensation Committee for its review and consideration typically one week prior to the meeting.

The CHRO, CEO, Vice President of Compensation and Benefits and a representative from our legal department attend all regularly-scheduled Compensation Committee meetings to assist the Committee in its discussion and analysis of the various agenda items. These individuals are generally excused from the meetings as appropriate, including for discussions regarding their own compensation. The Compensation Committee meets in executive session, consisting exclusively of independent directors, at the end of every regularly-scheduled meeting.

Authority, Role of Management and Delegation.  The Compensation Committee is responsible for reviewing and approving all of the components of our executive compensation program as well as the compensation program for our Board of Directors. New executive compensation plans and programs must be approved by the full Board based on recommendations made by the Compensation Committee. The Compensation Committee, with input from the CEO, is responsible for setting the compensation of all of our other named executive officers. Our independent directors, acting as a group, are responsible for setting CEO compensation based on recommendations from the Compensation Committee. The Compensation Committee has not delegated any of its responsibilities to management.

At the Board’s annual succession planning meeting in October of each year, each named executive officer’s performance and succession opportunities are evaluated by the full Board. In February of each year and at other times during the year as needed, our CEO gives the Compensation Committee a performance assessment and compensation recommendation for each named executive officer. Our CEO also reviews each executive’s three-year compensation history, and current compensation data provided by our compensation group and outside consultants.

Beginning at the end of each fiscal year, the Compensation Committee and the independent directors conduct a performance review of the CEO. The evaluation questionnaire is prepared by the Governance Committee, which is responsible for determining the process by which the CEO will be evaluated. In February, the Compensation Committee discusses the CEO’s performance review in executive session and formulates its recommendation. At the February Board meeting, in executive session without the CEO present, the independent directors finalize the CEO’s performance evaluation and determine the CEO’s compensation based on the recommendation of the Compensation Committee.

Use of Compensation Consultants.  The Compensation Committee has authority to retain compensation consultants, outside legal counsel and other advisors to assist it in fulfilling its responsibilities. Although we do not have a written policy regarding which members of management may engage compensation consultants to assist in the evaluation of executive compensation, historically, in addition to the Compensation Committee, only our CHRO and Vice President of Compensation and Benefits have engaged compensation consultants to assist in the evaluation of executive compensation.

In January 2008, the Compensation Committee engaged Cook to assist in an independent review and competitive analysis of Mr. Swienton’s compensation package. Cook was engaged to review competitive market data, and to work directly with the Chair of the Compensation Committee to prepare a proposal for 2008 CEO compensation to be considered by the Compensation Committee and the independent directors. Based upon Cook’s review of relevant compensation data, and their own internal analysis, Cook provided recommendations to the Compensation Committee for a competitive total compensation package for Mr. Swienton. The Compensation Committee considered Cook’s recommendation as one factor in approving Mr. Swienton’s 2008 compensation. Management did not engage Cook or any other compensation consultant during 2008 for any matter related to executive compensation.

Compensation Committee Interlocks and Insider Participation.  In 2008, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a committee interlock under SEC rules.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Members:	Christine A. Varney (Chair) L. Patrick Hassey Lynn M. Martin Luis P. Nieto, Jr. E. Follin Smith	Number of Meetings in 2008:	5

Responsibilities

The Governance Committee is responsible for recommending criteria for Board membership, identifying qualified individuals to serve as directors, reviewing the qualifications of director candidates, including those recommended by our shareholders pursuant to our By-Laws, and recommending to the Board the nominees to be proposed by the Board for election as directors at our Annual Meeting of Shareholders. The Governance Committee recommends the size, structure, composition and functions of Board Committees and reviews and recommends changes to the Charters of each Committee of the Board of Directors. The Governance Committee oversees the Board evaluation process as well as the annual CEO evaluation process. The Governance Committee reviews and recommends changes to our Corporate Governance Guidelines and Principles of Business Conduct. The Governance Committee is also responsible for identifying and analyzing trends in public policy, public affairs and corporate responsibility.

Our Chief Legal Officer attends all regularly-scheduled Governance Committee meetings to assist the Governance Committee in its discussion and analysis of the various agenda items. Members of management are generally excused from the Governance Committee meetings as appropriate.

The specific powers and responsibilities of the Governance Committee are set forth in more detail in the Governance Committee’s Charter, which is available on the Corporate Governance page of our website at www.ryder.com. The Charter is reviewed annually by the Governance Committee. Any changes to the Charter are approved by the full Board.

Process for Nominating Directors

In identifying individuals to nominate for election to our Board, the Governance Committee seeks candidates that:

•	have a high level of personal integrity and exercise sound business judgment;

•	are highly accomplished in their fields, with superior credentials and recognition and have a reputation, both personal and professional, consistent with our image and reputation;

•	have relevant expertise and experience, and are able to offer advice and guidance to our senior management;

•	have an understanding of, and concern for, the interests of our shareholders; and

•	have sufficient time to devote to fulfilling their obligations as directors.

The Governance Committee will seek to identify individuals who would qualify as independent under applicable NYSE listing standards and our categorical director independence standards, and who are independent of any particular constituency. The Governance Committee may, based on the composition of the Board, seek individuals that have specialized skills or expertise, experience as a leader of another public company or major complex organization, or relevant industry experience. In addition, the Governance Committee will attempt to select candidates who will assist in making the Board a diverse body in terms of age, gender, ethnic background and professional experience.

Generally, the Governance Committee identifies individuals for service on our Board through the Committee’s retention of experienced director search firms that are paid to use their extensive resources and networks to find qualified individuals who meet the qualifications established by the Board. These search firms create a comprehensive record of a candidate’s background, business and professional experience and other information that would be relevant to the Governance Committee in determining a candidate’s capabilities and suitability. The Governance Committee will also consider qualified candidates who are proposed by other members of the Board, our senior management and, to the extent submitted in accordance with the procedures described below, our shareholders. The Governance Committee will not consider a director candidate unless the candidate has expressed his or her willingness to serve on the Board if elected and the Governance Committee has received sufficient information relating to the candidate to determine whether he or she meets the qualifications established by the Board.

If a shareholder would like to recommend a director candidate to the Governance Committee, he or she must deliver to the Governance Committee the same information and statement of willingness to serve described above. In addition, the recommending shareholder must deliver to the Governance Committee a representation that the shareholder owns shares of our common stock and intends to continue holding those shares until the relevant Annual Meeting of Shareholders as well as a representation regarding the shareholder’s direct and indirect relationship to the suggested candidate. This information should be delivered to us at 11690 N.W. 105th Street, Miami, Florida 33178, Attention: Corporate Secretary, for delivery to the Governance Committee no earlier than 120 and no later than 90 days prior to the one-year anniversary of the date of the prior year’s annual meeting of shareholders. Any candidates properly recommended by a shareholder will be considered and evaluated in the same way as any other candidate submitted to the Governance Committee.

Upon receipt of this information, the Governance Committee will evaluate and discuss the candidate’s qualifications, skills and characteristics in light of the current composition of the Board. The Governance Committee may request additional information from the recommending party or the candidate in order to complete its initial evaluation. If the Governance Committee determines that the individual would be a suitable candidate to serve as one of our directors, the candidate will be asked to meet with members of the Governance Committee, members of the Board and/or members of senior management, including in each case, our CEO, to discuss the candidate’s qualifications and ability to serve on the Board. Based on the Governance Committee’s discussions and the results of these meetings, the Governance Committee will recommend a nominee or nominees for election to the Board either by our shareholders at our Annual Meeting of Shareholders or by the Board to fill vacancies on the Board between Annual Meetings. The Board will, after consideration of the Governance Committee’s recommendations, nominate a slate of directors for election by our shareholders, or with regards to filling vacancies, elect a nominee to the Board.

If a shareholder would like to nominate one or more directors for election at the annual meeting of shareholders without involving the Governance Committee, it must comply with all of the requirements set forth in our By-laws.

FINANCE COMMITTEE

Members:	Hansel E. Tookes, II (Chair) James S. Beard John M. Berra David I. Fuente Eugene A. Renna Abbie J. Smith	Number of Meetings in 2008:	6

Responsibilities

The Finance Committee is responsible for reviewing our overall financial goals, liquidity position, arrangements and requirements. The Committee reviews, approves and recommends certain capital expenditures, issuances of debt and equity securities, dividend policy and pension contributions. The Committee is also responsible for reviewing our relationships with rating agencies, banks and analysts, and reviewing and managing our economic and insurance risk program and tax planning strategies.

Our Chief Financial Officer and Treasurer attend all regularly-scheduled Finance Committee meetings to assist the Finance Committee in its discussion and analysis of the various agenda items. Members of management are generally excused from the Finance Committee meetings as appropriate.

The specific powers and responsibilities of the Finance Committee are set forth in more detail in the Finance Committee’s Charter which is available on the Corporate Governance page of our website at www.ryder.com. The Charter is reviewed annually by the Finance Committee and our Governance Committee. Any changes to the Charter are approved by the full Board.

RELATED PERSON TRANSACTIONS

We recognize that related person transactions can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than in our best interests and that of our shareholders. Accordingly, as a general matter, it is our preference to avoid related person transactions. Nevertheless, we recognize that there are situations where related person transactions may be in, or may not be inconsistent with, our and our shareholders best interests. For example, there may be times where we can obtain products or services from related persons that are of a nature, quantity or quality, or on terms, that are not readily available from alternative sources.

In accordance with our written Policies and Procedures Relating to Related Person Transactions, all “related person transactions” are subject to review, approval or ratification by the Governance Committee. For purposes of the Policy, and consistent with Item 404 of Regulation S-K, a “related person transaction” is (i) any transaction in which we or a subsidiary of ours is a participant, the amount involved exceeds $120,000 and a “related person” has a direct or indirect material interest, or (ii) any material amendment to an existing related person transaction. “Related persons” are our executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, and any immediate family member of any of the foregoing persons.

Our legal department is primarily responsible for the development and implementation of procedures and controls to obtain information from our directors and executive officers relating to related person transactions and then determining, based on the facts and circumstances, and in consultation with management and outside counsel, whether the related person has a direct or indirect material interest in the transaction. The Governance Committee is responsible for reviewing and determining whether to approve related person transactions.

In considering whether to approve a related person transaction, the Governance Committee considers the following factors, to the extent relevant: (i) whether the terms of the related person transaction are fair to us and on the same basis as would apply if the transaction did not involve a related person; (ii) whether there are business reasons for us to enter into the related person transaction; (iii) whether the related person transaction would impair the independence of an outside director; and (iv) whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director, executive officer or related person, the direct or indirect nature of the director’s, executive officer’s or related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Governance Committee deems relevant. Any member of the Governance Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related person transaction. There were no related person transactions during 2008.

RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

(Proposal 2)

Our Audit Committee appointed PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2009 fiscal year. Although shareholder ratification of the appointment of PricewaterhouseCoopers LLP is not required, the Board of Directors believes that submitting the appointment to the shareholders for ratification is a matter of good corporate governance. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered certified public accounting firm. Representatives of PricewaterhouseCoopers LLP will be present at the 2009 Annual Meeting of Shareholders to respond to questions and to make a statement if they desire to do so.

Fees and Services of Independent Registered Certified Public Accounting Firm

Fees billed for services by PricewaterhouseCoopers LLP for the 2008 and 2007 fiscal years were as follows ($ in millions):

	2008	2007

Audit Fees	$3.7	$3.5
Audit-Related Fees	1.1	0.6
Tax Fees[1]	0.1	0.2
All Other Fees	*	*

Total Fees	$4.9	$4.3

[1]	All of the tax fees paid in 2008 and 2007 relate to tax compliance services.

*	All Other Fees for each of 2008 and 2007 consist of $1,500 for research tools provided on a subscription basis.

Audit Fees primarily represent amounts for services related to the audit of our consolidated financial statements and internal control over financial reporting, a review of financial statements included in our Forms 10-Q (or other periodic reports or documents filed with the SEC), statutory or financial audits for our subsidiaries or affiliates, and consultations relating to financial accounting or reporting standards.

Audit-Related Fees represent amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. These services include audits of employee benefit plans, consultations concerning matters relating to Section 404 of Sarbanes-Oxley and due diligence.

Tax Fees represent amounts for U.S. and international tax compliance services (including review of our federal, state, local and international tax returns), tax advice and tax planning, in accordance with our approval policies described below.

Approval Policy

All services rendered by our independent registered certified public accounting firm are either specifically approved (including the annual financial statement audit) or are pre-approved by the Audit Committee in each instance in accordance with our Approval Policy for Independent Auditor Services (Approval Policy), and are monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence of the independent registered certified public accounting firm’s core service, which is the audit of our consolidated financial statements and internal control over financial reporting. Under the Approval Policy, the terms and fees of annual audit services, and any changes thereto, must be approved by the Audit Committee. The Approval Policy also sets forth detailed pre-approved categories of other audit, audit-related, tax and other non-audit services that may be performed by our independent registered certified public accounting firm during the fiscal year, subject to the dollar limitations set by the Audit Committee. The Audit Committee may, in accordance with the Approval Policy, delegate to any member of the Audit Committee the authority to approve audit and non-audit services to be performed by the independent registered certified public accounting firm. The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve audit and non-audit services if it is not practical to bring the matter before the full Audit Committee and the estimated fee does not exceed $100,000. Any Audit Committee member who exercises his or her delegated authority, including the Chair, must report any approval decisions to the Audit Committee at its next scheduled meeting. All of the services provided in 2008 were approved by the Audit Committee in accordance with the Approval Policy.

The Board of Directors recommends a vote FOR ratification of the appointment of
PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2009 fiscal year.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

The Audit Committee of the Board of Directors of the Company is comprised of five outside directors, all of whom are independent under the rules of the NYSE, our categorical director independence standards and applicable rules of the SEC. The Committee operates under a written Charter that specifies the Committee’s responsibilities. The full text of the Committee’s Charter is available on the Corporate Governance page of the Company’s website (www.ryder.com). The Audit Committee members are not auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered certified public accounting firm.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the responsibility for preparing the consolidated financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The Company’s independent registered certified public accounting firm is responsible for performing an integrated audit of the Company’s year-end consolidated financial statements and internal control over financial reporting as of the end of the year in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB), and expressing opinions on (i) whether the financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States, and (ii) whether the Company maintained effective internal control over financial reporting based on criteria established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting with Company management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered certified public accounting firm its judgments as to the quality of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” adopted by the PCAOB, as amended, and the rules of the SEC. In addition, the Committee has discussed with the independent registered certified public accounting firm the firm’s independence from Company management and the Company, reviewed the written disclosures and letter from the independent registered certified public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered certified public accounting firm’s communications with the audit committee concerning independence and considered the compatibility of non-audit services with the independent registered certified public accounting firm’s independence.

The Committee discussed with the Company’s internal auditor and representatives of the independent registered certified public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditor and representatives of the independent registered certified public accounting firm, with and without management present, to discuss the results of their audits; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2008 filed by the Company with the SEC. The Committee has also approved, subject to shareholder ratification, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the 2009 fiscal year.

Submitted by the Audit Committee of the Board of Directors.

Abbie J. Smith (Chair)
Luis P. Nieto, Jr.
Eugene A. Renna
E. Follin Smith
Hansel E. Tookes, II

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

The following table shows the number of shares of common stock beneficially owned as of January 14, 2009, by each director and each executive officer named in the Summary Compensation Table herein, individually, and all directors and executive officers as a group. No family relationships exist among our directors and executive officers.

	Shares Beneficially
	Owned or Subject	Shares Which
	to Currently	May be
	Exercisable	Acquired Within	Total Shares	Percent of
Name of Beneficial Owner	Options	60 Days[1]	Beneficially Owned[2]	Class[3]

Gregory T. Swienton[4,5]	709,200	152,224	861,424	1.540%
James S. Beard	92	637	729	*
John M. Berra[6]	5,000	9,226	14,226	*
Robert D. Fatovic[5]	53,620	21,890	75,510	*
David I. Fuente[5,6]	1,523	13,613	15,136	*
L. Patrick Hassey	0	4,410	4,410	*
Lynn M. Martin	10,881	14,760	25,641	*
Luis P. Nieto, Jr.	0	2,852	2,852	*
Thomas S. Renehan[5]	9,702	22,346	32,048	*
Eugene A. Renna	11,500	8,365	19,865	*
Robert E. Sanchez[4,5]	46,009	25,127	71,136	*
Abbie J. Smith[5,6]	11,800	9,658	21,458	*
E. Follin Smith[6]	0	5,978	5,978	*
Anthony G. Tegnelia[5]	27,136	33,680	60,816	*
Hansel E. Tookes, II4,6	6,000	9,484	15,484	*
Christine A. Varney[6]	107	14,115	14,222	*
Directors and Executive Officers as a Group (18 persons)[4,5]	903,029	371,840	1,274,869	2.279%

*	Represents less than 1% of our outstanding common stock.
[1]
Represents options to purchase shares which became exercisable between January 14, 2009 and March 14, 2009, performance-based restricted stock rights that vested on February 6, 2009, and restricted stock units held in the accounts of directors that vest upon the director’s departure from the Board, which shares had the potential of vesting before March 14, 2009 if a director departed from the Board prior to that date.

[2]
Unless otherwise noted, all shares included in this table are owned directly, with sole voting and dispositive power. Listing shares in this table shall not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (Exchange Act).

[3]	Percent of class has been computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.
[4]
Includes shares held through a trust, jointly with their spouses or other family members or held solely by their spouses, as follows: Mr. Swienton, 14,500 shares; Mr. Sanchez, 2,152 shares; Mr. Tookes, 1,000 shares; and all directors and executive officers as a group, 17,652 shares.

[5]
Includes shares held in the accounts of executive officers pursuant to our 401(k) Plan and Deferred Compensation Plan and shares held in the accounts of directors pursuant to our Deferred Compensation Plan as follows: Mr. Swienton, 3,798 shares; Mr. Fuente, 1,523 shares; Mr. Renehan, 6,585 shares; Mr. Sanchez, 3,478 shares; Ms. A. Smith, 6,800 shares; Mr. Tegnelia, 1,807 shares; and Mr. Fatovic, 15,349 shares; and all directors and executive officers as a group, 43,094 shares.

[6]	Includes stock granted to the director in lieu of his or her annual cash retainer which stock has vested but will not be delivered to the director until his or her departure from the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership. To our knowledge, based solely on our records and certain written representations received from our executive officers and directors, during the year ended December 31, 2008, all Section 16(a) filing requirements applicable to directors, executive officers and greater than 10% shareholders were complied with on a timely basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of common stock held by all persons who are known by us to beneficially own or exercise voting or dispositive control over more than five percent of our outstanding common stock.

	Number of Shares
	Beneficially
Name and Address	Owned	Percent of Class

UBS AG	5,924,011[1]	10.7%
Bahnhofstrasse 45
PO Box CH-8021
Zurich, Switzerland
Bank of America Corporation	3,916,260[2]	7.0%
100 North Tryon Street, Floor 25
Bank of America Corporate Center
Charlotte, NC 28255
The Vanguard Group, Inc.	3,287,471[3]	5.91%
100 Vanguard Boulevard
Malvern, PA 19355

[1]
Based upon the most recent SEC filing by UBS AG on Form 13G dated February 7, 2009. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 4,921,244; shared voting power 0; sole dispositive power 0; and shared dispositive power 5,924,011.

[2]
Based upon the most recent SEC filing by Bank of America Corporation on Form 13G dated February 12, 2009. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 0; shared voting power 2,980,781; sole dispositive power 0; and shared dispositive power 3,916,260.

[3]
Based upon the most recent SEC filing by The Vanguard Group, Inc. on Form 13G dated February 13, 2009. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 64,825; shared voting power 0; sole dispositive power 3,287,471; and shared dispositive power 0.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and 2008 compensation programs and actions for our named executive officers. Our named executive officers are those executive officers listed below whose compensation is disclosed in the Summary Compensation Table on page 39 of this proxy statement (named executive officers or NEOs):

Gregory T. Swienton	Chairman and Chief Executive Officer (CEO)
Robert E. Sanchez	Executive Vice President and Chief Financial Officer (CFO)
Anthony G. Tegnelia	President — Global Fleet Management Solutions
Thomas S. Renehan	Executive Vice President — Sales and Marketing, Fleet Management Solutions, North America
Robert D. Fatovic	Executive Vice President, Chief Legal Officer and Corporate Secretary

Mr. John H. Williford, President — Global Supply Chain Solutions was hired in June 2008. Based on Mr. Williford’s compensation for the second half of 2008, he is not considered a named executive officer for 2008.

Executive Summary

The following provides a brief overview of the more detailed disclosure set forth in this Compensation Discussion and Analysis.

•
The Compensation Committee of our Board of Directors is responsible for reviewing and approving all of the components of our executive compensation program, approving all compensation actions for NEOs other than our CEO, assisting the Board in evaluating the CEO’s performance and making recommendations to the full Board regarding CEO compensation. Our independent directors acting as a group are responsible for determining and setting CEO compensation. For 2008, Frederic W. Cook & Co. (Cook) assisted the Compensation Committee in compiling market data and reviewing and making a recommendation to the Board regarding Mr. Swienton’s compensation package.

•
The objective of our executive compensation program is to recruit, retain and motivate high-quality executives who possess diverse skills and talents that can help us achieve our short-term goals and long-term strategies.

•
The Compensation Committee’s goal is to design an executive compensation program and set compensation levels to provide median levels of compensation if we achieve target financial results, and below-market compensation when Company and/or individual performance fail to meet expectations.

•
While compensation levels may differ among NEOs based on competitive factors and the role, responsibilities and performance of each specific NEO, in order to encourage our NEOs to compete collectively and manage collaboratively, there are no material differences in the compensation philosophies, objectives or policies for our NEOs. The Compensation Committee considers all executives’ relative pay when making practical decisions regarding hiring, promoting and retaining our executives but does not have a formal policy regarding internal pay equity.

•
We provide our named executive officers with the following types of compensation: salary, annual cash incentive awards (annual bonus), long-term incentive (LTI) compensation and limited perquisites. We also provide our NEOs with welfare and post-termination benefits such as retirement, severance and change of control benefits. A significant portion of NEO compensation (approximately 73% in 2008) is variable, at-risk or performance-based compensation.

•
In evaluating each element of our executive compensation program, the Compensation Committee considers data from published market surveys and databases. In evaluating CEO compensation, the Board considered the compensation levels and financial performance of two peer groups of companies compiled by Cook, but did not attempt to maintain a certain target percentile within these peer groups.

•
In April 2008, all NEOs, including Mr. Swienton, received approximately 2.5% increase in base salary which was the annual merit increase given to most Company employees. In July 2008, Mr. Tegnelia’s base salary increased 12% to $525,000 to compensate him for additional responsibilities given to him to oversee our Global Fleet Management Solutions (FMS) operations and in consideration of all executives’ relative pay.

•
In February 2008, the target payout amount for Mr. Swienton under the annual bonus plan was increased from 100% of base salary to 120% of base salary in order to increase Mr. Swienton’s at-risk compensation consistent with market compensation data and Cook’s recommendation. The target payout amount for the other NEOs did not change in 2008.

•
In February 2008, Mr. Tegnelia and Mr. Fatovic each received a grant of time-based restricted stock rights which cliff vest on the third anniversary of the grant date. These grants were made to reward Messrs. Tegnelia and Fatovic for their continued leadership and to assure continued retention of these long-tenured employees during challenging economic conditions.

•
Although the Company’s comparable earnings and operating revenue grew in 2008 despite a significant economic slowdown in the fourth quarter, financial results for 2008 were below our planned targets. As a result, the payout under the annual bonus plan was 52.85% of target.

•
Our 2008 LTI program consisted of a combination of stock options (45%), performance-based restricted stock rights (PBRSRs) (35%) and performance-based cash awards (PBCA) (20%). The LTI program was designed to deliver an aggregate target opportunity equal to 175% of the midpoint of the relevant salary range for the NEO’s management level and 350% in the case of our CEO. The PBRSRs delivered as part of the 2008 LTI Program will vest if Ryder’s Total Shareholder Return meets or exceeds the Total Return of the S&P 500 for a three-year period beginning on January 1, 2008. The PBCA delivered as part of the 2008 LTI program will vest if Ryder’s Total Shareholder Return meets or exceeds the Total Return of the 33rd percentile of the S&P 500 for a three-year period beginning on January 1, 2008.

•
The Company’s Total Shareholder Return for the three-year period ended December 31, 2008 was 22% greater than the Total Return for the S&P 500 over the same period. As a result, the PBRSRs and tandem cash awards granted to the NEOs as part of the 2006-2008 performance cycle of the LTI program were earned as of December 31, 2008. The cash was paid and the underlying shares were issued upon Board approval in February 2009.

•
As a result of the Company’s below-target performance under the annual bonus plan and the Compensation Committee’s decision in prior years to shift more of Mr. Swienton’s compensation to long-term equity-based awards, the total cash compensation paid to Mr. Swienton in 2008 decreased by $264,357, or 12% from 2007 levels. Total direct compensation (total cash compensation plus the grant date fair value of long-term equity awards) increased by $140,622, or 3% from 2007 levels.

•
In June 2008, we hired John H. Williford as President of our Global Supply Chain Solutions business. Revenue and earnings for that business segment totaled $1.643 billion and $42.7 million, respectively, in 2008. Mr. Williford’s base salary was set at $525,000. His annual bonus and LTI payout opportunities were the same as Mr. Sanchez and Mr. Tegnelia, with a guaranteed pro-rata target bonus payout for 2008. Mr. Williford also received a grant of time-based restricted stock rights with a grant date fair value of $800,000. He is also entitled to the Company’s standard relocation benefits.

•
Our NEOs do not have employment agreements, but do have agreements which entitle them to severance under certain limited circumstances including if their employment is terminated upon a change of control of the Company.

Oversight and Authority over Executive Officer Compensation

Compensation Setting Process

The Compensation Committee is responsible for determining the compensation philosophy and objectives for our named executive officers, and for reviewing, approving and, in some cases, recommending to the Board of Directors the approval of, all components of our executive compensation program. Our independent directors, acting as a group, are responsible for setting CEO compensation based on recommendations from the Compensation Committee. The Compensation Committee, with input from the CEO, is responsible for setting the compensation of all of our other named executive officers.

With respect to compensation decisions for named executive officers (other than our CEO), in February of each year and at other times during the year as needed, our CEO gives the Compensation Committee a performance assessment and compensation recommendation for each named executive officer. The performance assessment includes strengths, weaknesses and succession potential and is based on individual performance evaluations conducted by the CEO and the executive officer’s direct supervisor (if different from the CEO). Our CEO also reviews each executive’s three-year compensation history, and current compensation data provided by our compensation group and outside consultants. At the Board’s annual succession planning meeting in October, each NEO is also evaluated by the full Board as part of Ryder’s succession planning process.

Beginning at the end of each fiscal year, the Compensation Committee and the independent directors conduct a performance review of the CEO. For the review, the CEO and each independent director completes a comprehensive CEO evaluation questionnaire relating to the CEO’s performance. This questionnaire is prepared by the Governance Committee, which is responsible for determining the process by which the CEO will be evaluated. At the Compensation Committee’s February meeting, the CEO presents his personal performance results for the prior fiscal year and responds to any questions that the Compensation Committee may have. The Compensation Committee also reviews the CEO’s three-year compensation history, and current compensation data provided by our compensation group and outside consultants. At the completion of this review, the Compensation Committee discusses the CEO’s performance review in executive session and formulates its recommendation. At the February Board meeting, in executive session without the CEO present, the independent directors finalize the CEO’s performance evaluation and determine the CEO’s compensation based on the recommendations of the Compensation Committee.

In February of each year (in connection with the NEO’s performance evaluation and the conclusion of our business planning process), the Compensation Committee conducts its annual review of the executive compensation packages. Based on this review, the Compensation Committee approves (a) base salary changes, (b) any amounts earned under the previous year’s annual bonus and LTI programs, (c) performance targets and target payout opportunity under the annual bonus program for the current year and (d) LTI awards for the next three-year cycle. The Compensation Committee may approve other individual compensation actions during the year as needed. While the Compensation Committee considers competitive market compensation data, it does not attempt to maintain a certain target percentile within a comparative group. Rather, the Compensation Committee’s objective is to target executive pay at levels that are market competitive based on Company and individual performance. Specifically, the Compensation Committee’s goal is to design a compensation program and set compensation levels to provide median levels of compensation for achieving target financial results, and below-market compensation when Company and/or individual performance fail to meet expectations. While compensation levels may differ among NEOs based on competitive factors and the role, responsibilities and performance of each specific NEO, there are no material differences in the compensation philosophies, objectives or policies for our NEOs. The Compensation Committee considers all executives’ relative pay when making decisions regarding hiring, promoting and retaining our executives but does not have a formal policy regarding internal pay equity.

Use of Compensation Consultants

The Compensation Committee has authority to retain compensation consultants, outside legal counsel and other advisors to assist in fulfilling its responsibilities. Historically, in addition to the Compensation Committee, our Chief Human Resources Officer (CHRO) and Vice President of Compensation and Benefits have from time-to-time engaged compensation consultants to assist in the evaluation of executive compensation.

In January 2008, the Compensation Committee engaged Cook, to assist in an independent review and competitive analysis of Mr. Swienton’s compensation package. Cook was engaged to review competitive market data, and to work directly with the Chair of the Compensation Committee to prepare a proposal for 2008 CEO compensation to be considered by the Compensation Committee and the independent directors. Based upon Cook’s review of relevant compensation data, and their own internal analysis, Cook provided recommendations to the Compensation Committee for a competitive total compensation package for Mr. Swienton. The Compensation Committee considered Cook’s recommendation as one factor in approving Mr. Swienton’s 2008 compensation. Management did not engage Cook or any other compensation consultant during 2008 for any matter related to executive compensation.

Compensation Philosophy and Objectives

The most important objective of our executive compensation program is to recruit, retain and motivate high-quality executives who possess diverse skills and talents that can help us achieve our short-term goals and long-term strategies. In addition, we strive to design, implement and maintain an executive compensation program that accomplishes the following four key goals:

•
Aligns the short and long-term interests of our named executive officers and our shareholders so that our named executive officers are motivated to take actions that are in the best interests of our shareholders when carrying out their duties as executives of our Company.

•
Emphasizes and rewards overall Company performance through clear and simple incentive compensation programs that provide market compensation for achieving target financial results and below-average compensation when Company and/or individual performance fail to meet expectations.

•	Promotes growth without sacrificing quality of earnings or providing incentives to executives to engage in risky business activity.

•	Rewards each named executive officer’s performance, contribution and value to the Company.

The Compensation Committee regularly evaluates the effectiveness of our executive compensation programs, considering the cost to us and the value to the executive of each element of compensation, in light of the above stated compensation objectives.

Company and Individual Performance in 2008 and 2007

Company Performance

In 2008, we faced significant economic challenges in the latter part of the year. As a result, Company performance was below planned levels. Despite these difficult conditions, we had full-year earnings growth of 7%, on a comparable basis (as described in our Annual Report on Form 10-K for the year ended December 31, 2008), and FMS contractual revenue growth of 5% excluding foreign exchange impact. Our access to capital was stable throughout 2008 and we continued to maintain positive operating cash flow and free cash flow during a period of significant credit market instability. We completed four acquisitions in 2008 including one strategic acquisition in our Supply Chain Solutions business segment.

In 2007, we realized record earnings for the fourth consecutive year despite weakening economic conditions in the U.S. Operating revenue grew 4% and comparable net earnings per share (as described in our Annual Report on Form 10-K for the year ended December 31, 2007) grew 6% from 2006 levels, although performance was below our planned targets. We grew our contractual revenue base in 2007 which is a critical component of our long-term strategy. In addition, both operating cash flow and free cash flow grew in 2007 reflecting our financial discipline and focus on maintaining a strong balance sheet. We completed one acquisition in our FMS business segment in 2007 and planned to continue our focus on completing additional accretive acquisitions in 2008.

Executive Performance

In determining the compensation package for our NEOs, including Mr. Swienton, the Compensation Committee and the independent directors consider the results of the NEO’s annual performance evaluation, comparative compensation data and information on our competitive position and operating/financial performance.

For each of his direct reports, Mr. Swienton provided input to the Compensation Committee as to the executive’s performance and made a recommendation to the Compensation Committee as to the executive’s compensation. In setting compensation for these executives, the Compensation Committee also took into account the executive’s responsibilities and tenure as well as their challenges and initiatives for 2008. In determining the compensation for Mr. Sanchez who was appointed as our Chief Financial Officer in October 2007, the Compensation Committee considered Mr. Sanchez’s significant responsibilities including for the Company’s information technology, corporate development and strategy, and risk management functions. The Compensation Committee also considered Mr. Sanchez’s successful transition into the CFO role and his strong leadership in dealing with regulatory and operating issues in Brazil and difficult credit market conditions. With respect to determining Mr. Tegnelia’s 2008 compensation, the Compensation Committee considered Mr. Tegnelia’s success in restructuring the FMS sales organization and implementing positive business process changes, as well as the positive impact of FMS acquisitions that had been and were expected to be completed in 2007 and 2008. In addition, during 2008, Mr. Tegnelia took responsibility for our FMS operations in Canada and Europe. In reviewing the compensation of Mr. Fatovic, the Compensation Committee took into account Mr. Fatovic’s additional responsibilities to oversee Ryder’s environmental, safety, corporate compliance and governmental affairs functions. Under Mr. Fatovic, we showed strong environmental leadership, significantly improved safety performance and a strong commitment to corporate compliance. Mr. Renehan oversees the sales and marketing function for our FMS business segment and reports directly to Mr. Tegnelia. Both Mr. Tegnelia and Mr. Swienton provided input to the Compensation Committee as to Mr. Renehan’s performance and compensation. In setting Mr. Renehan’s compensation, the Compensation Committee considered his responsibility as the head of sales for our largest business segment, our FMS lease and rental sales performance, as well as individual performance relative to targeted initiatives.

In setting Mr. Swienton’s compensation for 2008, the Compensation Committee considered our financial results for 2007 outlined above. The Compensation Committee also considered (a) Mr. Swienton’s strong leadership and focus during increasingly difficult economic conditions, (b) his ability to hire strong industry leaders and retain long-tenured, well-rounded executives to fill key positions in the Company, (c) his commitment to return value to the shareholders through measured increases in the dividend and stock repurchase programs, (d) his continued emphasis on growth through accretive acquisitions and (e) his continued ability to maintain financial discipline and deliver cost savings.

Benchmarking

In evaluating each element of our executive compensation program, the Compensation Committee considers the executive compensation program and practices, as well as the financial performance, of comparative groups of companies. Management and the Compensation Committee view this data as one factor in making compensation decisions, but do not rely solely on this information.

In 2008, our compensation group and the Compensation Committee utilized broad-based published surveys, specifically the Mercer Benchmark Database — Executive, which is comprised of 2,579 U.S.-based companies across all industries to provide relevant comparative compensation data. This Database does not provide company specific data. The Mercer Benchmark Database is a position-specific database which is searchable based on a variety of factors. For any specific position, narrowed by revenue and scope, the Database provides detailed aggregate compensation data with respect to base salary, short-term incentives and LTIs. The Compensation Committee uses the data from these published market surveys and databases to ensure that it is acting responsibly and to establish points of reference to determine whether and to what extent it is establishing competitive levels of compensation for our executives. The Compensation Committee does not target a specific percentile of any survey or peer group. Rather, the Compensation Committee compares numerous elements of executive compensation, including base salaries, annual incentive compensation, long-term cash and equity-based incentives and retirement benefits, to assist in determining whether proposed compensation programs are competitive and then uses its experience and judgment to make final compensation decisions.

As discussed above, Cook was retained by the Compensation Committee to compare Mr. Swienton’s compensation to external market data to determine whether his compensation package was at competitive levels, and to recommend any changes based on their competitive assessment. Cook utilized two peer groups against which they analyzed Mr. Swienton’s compensation. The first group (Peer Group) was comprised of 18 companies that are in a related industry and are of comparable size based on revenue and market capitalization. This was the same Peer Group that was used in evaluating Mr. Swienton’s compensation in 2007. The Peer Group is comprised of:

Avis Budget Group, Inc.	Hertz Global Holdings, Inc.
C. H. Robinson Worldwide, Inc.	Hub Group, Inc.
Celadon Group, Inc.	Landstar System, Inc.
CIT Group Inc.	Old Dominion Freight Line, Inc.
Con-way Inc.	PHH Corporation
CSX Corporation	Trinity Industries, Inc.
Expeditors International of Washington, Inc.	United Parcel Service, Inc.
FEDEX Corporation	Werner Enterprises, Inc.
GATX Corporation	YRC Worldwide Inc.

Our business is comprised of three distinct, complex business segments: Fleet Management Solutions (FMS), Supply Chain Solutions and Dedicated Contract Carriage. Although there are other public companies that operate in one or more of our business segments, we do not believe there are any public companies that provide similar fleet management services (which represents nearly 65% of our consolidated revenues) or that provide the same mix of services, and that publicly disclose financial performance and compensation data relating to that business. As a result, we do not have access to relevant compensation data for our direct competitors. However, management and the Compensation Committee believe the Peer Group provides a useful basis of comparison for our CEO compensation because, similar to Ryder, many of these companies are asset-based providers of transportation or transportation-related services or otherwise provide leasing or rental services. Furthermore, many are impacted by similar economic factors affecting our Company including freight demand and fuel prices.

Cook also compiled a second comparator group (Market Group) of 13 service-based companies with market capitalizations ranging from $1 to $7 billion. This group was used to provide more general industry data outside of transportation/logistics. The Market Group was comprised of:

AECOM Technology	Exterran Holdings
Barnes & Noble	Grainger (W.W.)
Brink’s	Republic Services
CGI Group	Services Corp. International
Convergys	Unisys
DST Systems	United Rentals
UTi Worldwide

The Compensation Committee uses benchmark comparisons to peer groups or published surveys, as applicable, to ensure that it is acting responsibly and to establish points of reference to determine whether and to what extent it is establishing competitive levels of compensation for our executives. The Compensation Committee compares numerous elements of executive compensation, including base salaries, annual incentive compensation, long-term cash and equity-based incentives and retirement benefits, to assist in determining whether proposed compensation programs are competitive. The Compensation Committee then uses its experience and judgment to make final compensation decisions.

Elements of our 2008 Executive Compensation Program

Our executive officers do not have employment agreements. This gives the Compensation Committee flexibility to change the executive compensation program with respect to components, pay mix and amounts. Our NEOs do, however, have individual severance agreements which are described in more detail under the heading “Severance and Change of Control Benefits”.

In 2008, our executive compensation program consisted of base salary, annual bonus, LTIs, and benefits and perquisites. We do not have a formal policy relating to the allocation of total compensation among the various components. However, both management and the Compensation Committee believe that the more senior the position an executive holds, the more influence they have over our financial performance. As such, a greater amount of NEO compensation should be at-risk based on Company performance. The compensation mix for our CEO for 2008 was targeted as set forth in the following chart.

Pay Mix for Chief Executive Officer (at target)

The chart below is representative of the overall target pay mix for our other named executive officers.

Pay Mix for Other Named Executive Officers (at target)

The actual compensation mix for each named executive officer may vary based on job responsibilities, Company performance, individual performance, isolated compensation actions and contributions to the organization.

Following is a description of each component of executive compensation for 2008:

ANNUAL COMPENSATION

Base Salary	Objective: The Compensation Committee sets an executive’s base salary with the objective of hiring and retaining highly qualified executives and rewarding individual performance.

Design:  Base salary is designed to adequately compensate and reward the executive on a day-to-day basis for the time spent and the services the executive performs. When setting and adjusting individual executive salary levels, the Compensation Committee considers the executive officer’s responsibilities, experience, potential, individual performance, internal pay equity and contribution, competitive market position determined from market surveys and comparative data provided by outside compensation consultants. The Compensation Committee also considers other factors such as the annual merit increase paid to all other Company employees, demand in the labor market for the particular executive and succession planning. These factors are not weighted. The Compensation Committee bases salary adjustments on the overall assessment of all of these factors. The Compensation Committee does not target base pay at any particular level versus a peer group, but instead, the Compensation Committee considers certain market and survey data, as previously described, and uses its judgment to set a base salary that, when combined with all other compensation elements, results in a competitive pay package.

2008 Salary Actions:  In February 2008, Mr. Swienton received a 2.3% salary increase and the other named executive officers received 2.4% to 2.6% salary increases. These increases were effective in April 2008 and were consistent with the budgeted annual merit increase for all eligible employees, which was 2.5%. In July 2008, in connection with Mr. Tegnelia’s additional responsibilities to oversee our Global FMS operations and recognizing the need for appropriate internal pay equity, Mr. Tegnelia received a 12% salary increase bringing his annual base salary to $525,000.

2009 Salary Actions: Given current economic conditions, in February 2009, the Compensation Committee determined to freeze salaries for all officers including Mr. Swienton and all other NEOs.

Annual Bonus
Objective:  Our annual bonus program is designed to reward executives (through additional cash compensation) when the Company meets certain annual performance targets. The Compensation Committee believes the annual bonus motivates executives to focus their efforts on implementing the Company’s near-term strategies and achieving the fiscal-year financial goals established by management and approved by the Board.

2008 Annual Bonus Program Design:  The performance metrics and performance targets for our 2008 annual bonus program were based on our 2008 internal business plan. The 2008 annual bonus program for our named executive officers was driven by a combination of the following three Company performance metrics. There were no individual performance metrics for our named executive officers.

     •   Operating revenue (40% weighting) is our total revenue less fuel services revenue (net of inter-segment billings) in our FMS business segment and subcontracted transportation revenue in our supply chain solutions and dedicated contract carriage business segments. We believe operating revenue (a non-GAAP financial measure) is an appropriate measure of our operating performance and sales activity because both fuel and subcontracted transportation are largely pass-throughs to customers and therefore have minimal impact on our profitability.

     •   Earning per share (EPS) (30% weighting) is an effective measure commonly used by shareholders to assess a company’s annual financial performance, and therefore, we think it is an appropriate measure on which to compensate our named executive officers.

     •   Return on capital (30% weighting) is our tax adjusted earnings excluding interest, as a percentage of (i) total debt, (ii) on and off-balance sheet debt obligations and (iii) shareholders equity. We believe return on capital measures capital efficiency across all business segments, which is critical to the success of capital-intensive businesses like ours.

We believe that these three performance metrics taken together are useful in measuring our success in meeting our strategic objective of growing our revenue in a way that creates solid earnings leverage and earns an appropriate return on invested capital.

The target payout amounts under our annual bonus program are designed to motivate our executive officers to act in a way that will result in the Company achieving improved year over year financial performance without taking excessive risk. Under the 2008 annual bonus program, the target payout opportunity for all executive officers (other than our CEO) was 75% of base salary and is subject to a maximum. As reported in last year’s proxy statement, for 2008, the target payout opportunity for Mr. Swienton was increased from 100% to 120% of base salary in order to increase the at-risk portion of Mr. Swienton’s compensation and further motivate Mr. Swienton to drive strong sustainable performance during a challenging economic environment. Each year, the Compensation Committee considers the appropriateness of the target payout amounts as well as the market data and recommendations provided by management and Cook. Mr. Swienton is eligible to receive a higher target payout amount than our other executive officers to reflect the increased responsibility that accompanies the role of a CEO.

2008 Payout:  The following chart sets forth the performance measures, weights and targets under our 2008 annual bonus program as well as actual 2008 results. Financial targets disclosed in this section are done so in the limited context of our annual bonus plan and are not statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Performance Measure	Threshold (25% Payout)	Target (100% Payout)	Maximum (200% Payout)	Adjusted 2008 Results	Calculated Payout as a Percent of Target Opportunity	Weighted Payout

Operating Revenue (in thousands)	$4,500-$4,650	$4,885	$5,100	$4,704.5	42.4%	16.96%
Earnings Per Share	$3.95-$4.20	$4.48	$4.98	$4.46	94.64%	28.39%
Return on Capital	7.0-7.4%	7.7%	8.0%	7.39%	25%	7.5%

Actual performance relative to the target is calculated in accordance with GAAP and adjusted for non-recurring and non-operational items. The Compensation Committee retains the right to adjust reported results in order to ensure that actual payouts properly reflect the performance of our core business and are not impacted positively or negatively by non-recurring or non-operational items.

Specifically, in 2008, the Compensation Committee adjusted 2008 reported EPS to exclude the $0.08 per share positive impact of our $300 million share repurchase program, consistent with past practice. The Compensation Committee also adjusted 2008 reported EPS and Return on Capital to exclude $58 million (or $1.02 per share) of restructuring and other charges taken in the fourth quarter, substantially all of which relates to our exiting certain international supply chain operations, headcount reduction and goodwill impairment. The Compensation Committee excluded these items so as to not penalize employees for taking restructuring actions that are in the long-term best interests of the Company and our shareholders. Each of these excluded items are discussed at length in our 2008 financial statements and periodic SEC filings.

As previously described, for 2008, the actual payout for each NEO was 52.85% of his target payout opportunity. The actual payout amounts under the annual bonus program were as follows:

Named Executive Officer	2008 Payout ($)

Gregory T. Swienton	567,648
Robert E. Sanchez	161,534
Anthony G. Tegnelia	195,437
Thomas S. Renehan	126,691
Robert D. Fatovic	132,795

2009 Annual Bonus Program:  In February 2009, the Compensation Committee approved the performance metrics, performance targets and target payout opportunity for the 2009 annual bonus awards. Given the Company’s increased focus in 2009 on meeting its targeted earning objectives and to enhance earnings transparency in difficult economic conditions, the Compensation Committee determined that the 2009 annual bonus awards would be based solely on EPS performance. The target payout opportunity of 120% of base salary for the CEO and 75% of base salary for the other NEOs is unchanged from 2008.

LONG-TERM INCENTIVE PROGRAM

Objective:  Our 2008 LTI program for our NEOs was comprised of non-qualified stock options, PBRSRs and PBCA. The Compensation Committee believes granting stock options, PBRSRs and PBCA to our named executive officers aligns their financial interests with that of our shareholders and motivates them to create long-term value for our shareholders. These equity awards also promote employee retention as the equity awards do not fully vest until at least three years after the grant date.

Design:  The combination of stock options, PBRSRs and PBCA granted in February 2008 to named executive officers was expected to deliver an aggregate target LTI value equal to 175% of the midpoint of the relevant salary range for the named executive officer’s management level and 350% of the midpoint in the case of Mr. Swienton. Of the total target LTI value, 45% of the value was allocated to the stock options, 35% was allocated to the PBRSRs and 20% was allocated to the PBCA. This allocation is similar to the allocation used for the 2007 LTI program. The equity values were converted into an equivalent number of shares based on the fair value of the stock options (using a Black-Scholes pricing model) and on the intrinsic value of the PBRSRs. Following is a description of the terms and conditions of each component of the 2008 LTI award:

Stock Options
The stock options were issued at the average of the high and low sales price of our common stock as reported by the NYSE on February 8, 2008, the day the Compensation Committee (or the Board in the case of the CEO grant) approved the grant. The stock options vest in three equal annual installments and expire seven years from the grant date. The executive only realizes benefits from the stock options to the extent our stock price increases over the term of the option.

PBRSRs
The PBRSRs granted in 2008 will vest and pay out upon approval of the Compensation Committee only if Ryder’s Total Shareholder Return (generally the change in Ryder’s stock price over the performance period assuming reinvestment of dividends paid) (TSR) meets or exceeds the Total Return of the S&P 500 Composite Index over the three-year performance period from January 1, 2008 to December 31, 2010. The PBRSRs entitle the named executive officer to receive dividend equivalents during the performance period. The Compensation Committee believes TSR is an appropriate performance metric because it assesses whether management is focusing its efforts on the fundamental drivers of shareholder value. Given the difficulty in identifying a suitable peer group, the Compensation Committee selected the S&P 500 as the comparable group because it is a broad-based, widely-used index.

PBCA
The PBCA granted in 2008 will vest and pay out upon approval of the Compensation Committee only if Ryder’s TSR meets or exceeds the Total Return of the 33rd percentile of the S&P 500 Composite Index over the three-year performance period from January 1, 2008 to December 31, 2010. Beginning in 2008, the PBCA were not awarded in tandem with the PBRSRs as was historically the case. The Compensation Committee believes that setting a lower TSR target for the PBCA provides executives with an opportunity to receive a minimum payout in the case of extreme market volatility.

2008 Awards:  In February 2008, our independent directors approved an LTI award with a value of $3,355,000 to Mr. Swienton, which converted to 109,290 stock options, 20,080 PBRSRs and a $670,925 PBCA. The LTI value awarded to Mr. Swienton equaled 383% of the midpoint of the relevant salary range, exceeding the 350% target value. The Compensation Committee exceeded the target value for Mr. Swienton to reward him for the Company’s strong performance in 2007 and his continued strong leadership and success as the Company’s CEO as well as to motivate him to deliver strong performance relative to the market particularly in light of the expected economic downturn. In addition, in light of market data provided by Cook indicating that Mr. Swienton’s compensation was slightly below that of the Peer Group and Market Group, the Compensation Committee determined that any increase in Mr. Swienton’s compensation should be made to the variable, at-risk component of his compensation. Mr. Swienton’s target value was set higher than the other NEOs to reflect Mr. Swienton’s scope of responsibilities as our CEO.

With respect to awards to our other executive officers, the target LTI values for all executive officers were aggregated into one LTI pool. In determining the target LTI value to grant to executive officers, the Compensation Committee considered Company performance, competitive practices, the cost to us (particularly in light of the new stock option expensing rules) and share dilution. The LTI pool was then allocated and awarded to the executive officers (including NEOs) by the Compensation Committee (based on recommendations made by Mr. Swienton). The Compensation Committee also considered each executive’s individual responsibilities, performance evaluation and long-term initiatives. The number and grant date fair value of the stock options and PBRSRs and the value of the PBCA granted to the named executive officers in 2008 are set forth in the “2008 Grants of Plan-Based Awards Table” on page 41.

2006 Awards:  In 2006, we issued PBRSRs and tandem cash awards to our NEOs for the 2006-2008 performance period. Similar to the PBRSRs issued in 2008, vesting of the PBRSRs and tandem cash awards issued in 2006 was based on Ryder’s TSR for the three-year period ended December 31, 2008 meeting or exceeding Total Return for the S&P 500 Composite Index for the same period. As of December 31, 2008, Ryder’s three-year TSR was 22% greater than the Total Return for the S&P 500 Composite Index. As a result, the PBRSRs and tandem cash awards for the 2006-2008 performance period were earned and vested upon Board approval in February 2009. The number of PBRSRs and the amount of the tandem cash for each of the NEOs was as follows:

	Named Executive Officer	PBRSRs Vested (#)	Tandem Cash Award ($)

	Gregory T. Swienton	20,000	500,000

	Robert E. Sanchez	3,900	97,143

	Anthony G. Tegnelia	5,900	148,572

	Thomas S. Renehan	3,900	97,143

	Robert D. Fatovic	3,500	88,572

2009 Design Change:  In February 2009, the Compensation Committee maintained the same LTI program design as was utilized in 2008, including using TSR as the performance metric for the PBRSRs and PBCA. However, for the 2009-2011 performance cycle, TSR will be calculated by measuring the absolute difference in cumulative TSR for each month of the 36-month performance period and averaging this over the number of periods measured. This change was made to normalize temporary aberrations that can be caused by extreme market conditions and to prevent large late market cycle moves from distorting overall performance.

	OTHER BENEFITS AND PERQUISITES

Perquisites and Benefits
Objective:  The Compensation Committee prefers to compensate our named executive officers in cash and equity rather than with perquisites. However, we do provide a limited number of perquisites to our named executive officers that we believe are related to the performance of their responsibilities. In addition, we believe our named executive officers should be eligible to participate in the standard benefits package available to all U.S. salaried employees as well as a few additional benefits that are customary for other executives in their positions.

	2008 Perquisites: During 2008, each named executive officer received the following perquisites:

	• An annual car allowance equal to $9,600 per year;

     •   An annual executive perquisite of $5,000 for all executive officers and $7,500 for our CEO (plus a tax gross-up). Although designed to provide the executive with an amount of money that can be used by him to pay for community, business or social activities that may be indirectly related to the performance of the executive’s duties but are not otherwise eligible for reimbursement as direct business expenses, there is no requirement that the executive use the perquisite for these purposes;

     •   Given the complex structure of certain elements of our compensation, we pay on behalf of our executives, up to $15,000 per year (an increase from $6,000 in previous years) for amounts incurred by the executive for financial planning and tax preparation services; and

• For security reasons, we provide up to $5,000 for the installation of a new or upgraded security system in the executive’s home and pay any related monthly monitoring fees.

2008 Benefits:  During 2008, our named executive officers were eligible to participate in the following standard welfare benefit plans: medical, dental and prescription coverage, Company-paid short- and long-term disability insurance, and paid vacation and holidays. In addition, the named executive officers received the following additional welfare benefits which are not available to all salaried employees: executive term life insurance coverage equal to three times the executive’s current base salary in lieu of the standard Company-paid term life insurance (limited to an aggregate of $3 million in life insurance coverage under the policy) and individual supplemental long-term disability insurance which provides up to $15,000 per month in additional coverage over the $8,000 per month maximum provided under our group long-term disability plan. We believe that these additional benefits are reasonable and are in line with enhanced benefits provided to similarly-situated executives.

Retirement Benefits
The NEOs are eligible to participate in one or more of the following Company-wide retirement plans: qualified pension plan, pension benefit restoration plan (pension restoration plan), 401(k) savings plan (which may include Company contributions) and deferred compensation plan. The retirement and deferred compensation plans are described under the headings “Pension Benefits” and “2008 Nonqualified Deferred Compensation” beginning on page 43 of this proxy statement.

Other Compensation

Time-Based Restricted Stock Rights

In the past, we made annual grants of time-based restricted stock rights to our named executive officers. Generally, the restricted stock rights vested in three equal annual installments regardless of Company performance. Beginning in 2006, the Compensation Committee granted PBRSRs and cash awards in lieu of the time-based restricted stock rights as the Compensation Committee believes that PBRSRs are more consistent with its compensation objectives. Time-based restricted stock rights continue to be used for retention purposes and to encourage potential new hires to leave their current employment. The time-based restricted stock rights include a right to receive dividend equivalents during the vesting period.

In February 2008, the Compensation Committee granted time-based restricted stock rights to certain Company officers. Mr. Tegnelia received 12,000 time-based restricted stock rights and Mr. Fatovic received 10,000 time-based restricted stock rights. These grants cliff vest on the third anniversary of the grant date. These grants were made to reward Messrs. Tegnelia and Fatovic for their continued leadership and to assure continued retention of these long-tenured employees during challenging economic conditions.

Clawback Policy

If an executive is terminated for Cause (as defined in the severance agreements described on page 46 under “NEO Severance Agreements”) or if he violates certain noncompete and nonsolicitation provisions of his severance agreement, our annual bonus program and LTI awards include clawback provisions that allow us to (i) cancel vested and unvested stock options and unvested restricted stock awards, (ii) recoup cash paid to the executive under the annual bonus program within one year prior to the termination, and (iii) recoup proceeds received by the executive within one year prior to the termination upon the exercise of stock options or the sale of stock underlying vested restricted stock rights.

Severance and Change of Control Benefits

All officers (including all executive officers) are currently eligible for certain severance benefits under either individual severance agreements (in the case of our NEOs) or the terms of our executive severance plan, as discussed below. These benefits are described in more detail under the heading “Potential Payments Upon Termination or Change of Control” on page 45. Severance benefits are intended to ease the consequences of an unexpected termination of employment. These benefits are also designed to prevent our senior executives from seeking employment with our competitors after termination or soliciting our employees or customers during the restricted period. The change of control benefits are designed to preserve productivity, avoid disruption and prevent attrition during a period when we are, or are rumored to be, involved in a change of control transaction. The change of control severance program also motivates executives to pursue transactions that are in our shareholders’ best interests notwithstanding the potential negative impact of the transaction on their future employment. While cognizant of their terms, the Compensation Committee does not view the change of control and severance arrangements as an element of current compensation, and such arrangements do not necessarily affect the Compensation Committee’s annual compensation decisions.

During 2006, the Compensation Committee conducted a comprehensive review and evaluation of our severance and change of control severance benefits and approved changes to the benefits effective January 1, 2007. These changes were described in detail in our 2008 proxy statement.

Through January 30, 2008, all officers (including all executive officers) who were parties to individual severance and change of control agreements prior to adoption of the new executive severance plan were eligible for certain severance benefits under the terms of our severance agreement and change of control benefits under the terms of our change of control severance agreement, forms of which are on file with the SEC.

The new severance and change of control severance benefits for the named executive officers, including Mr. Swienton, are provided under new individual severance agreements. A description of the current severance and change of control severance benefits as well as a summary of potential payments relating to these and other termination events, can be found under the heading “Potential Payments Upon Termination or Change of Control” on page 45.

Equity Granting Practices

The Compensation Committee has a written Policy on Equity Granting Practices, which provides that all grants of equity awards must be approved by the Compensation Committee (or in the case of the CEO, the independent directors acting as a group) at a Board or Compensation Committee meeting and not by written consent. In the case of new hires (other than executive officers and other direct reports to our CEO), equity grants may be approved by the Chair of the Compensation Committee. The grant date of any equity award shall be the date of the Board or Compensation Committee meeting at which the award was approved, provided that the grant date for a new hire will be the later of (i) the date of the Board or Compensation Committee meeting at which the award was approved or (ii) the date on which the new hire commences employment. The exercise price of any stock option issued by us will be the average of the high and low sales price on the grant date (as required by our current equity compensation plans).

We do not time our equity award grants relative to the release of material non-public information. In 2008, the Compensation Committee amended the Policy to provide that the Compensation Committee could designate a grant date for time-based restricted stock rights that is later, but not before, the Compensation Committee approval date in order to prevent the rights from vesting at a time when the executive is prevented from trading stock as a result of the Company’s insider trading policy, thereby avoiding potential negative tax implications to the executive.

Stock Ownership Requirements

To demonstrate the importance of linking executive management and shareholder interests, we established formal stock ownership requirements for all of our officers. The CEO must own Company stock or stock equivalents (including any unvested restricted stock rights) having a value equal to at least two times his annual base salary, and all other officers must own Company stock or stock equivalents having a value equal to at least one times their base salary. The ownership requirements must be proportionately satisfied within five years of being appointed an officer. As of December 31, 2008, all named executive officers were in compliance with their stock ownership requirements.

Tax Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes public companies from taking a federal income tax deduction for compensation in excess of $1 million paid to individual named executive officers unless certain specific and detailed criteria are met, including the requirement that compensation be “performance-based” and under a plan approved by our shareholders.

We review all components of our executive compensation program based upon the requirements of Section 162(m) of the Internal Revenue Code. Stock-based awards under our current equity compensation plan are designed to meet the requirements of Section 162(m), and accordingly, stock options and other stock-based awards granted to the named executive officers under this plan are eligible for the “performance-based” exception to Section 162(m). Our 2008 annual bonus awards were granted under the Ryder System, Inc. 2005 Equity Compensation Plan, which was approved by our shareholders in May 2005. We expect these awards to meet the requirements of Section 162(m).

The Compensation Committee believes that preserving its flexibility in awarding compensation is in our best interest and that of our shareholders and may determine, in light of all applicable circumstances, to award compensation in a manner that will not preserve the deductibility of such compensation under Section 162(m).

Nonqualified Deferred Compensation

Under Section 409A of the Internal Revenue Code, amounts deferred by a NEO under a nonqualified deferred compensation plan (including certain severance plans) may be included in gross income when earned and subject to a 20% additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. We administer our plans consistent with Section 409A requirements and have amended plan documents effective December 31, 2008 to reflect Section 409A requirements.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors.

John M. Berra (Chair)
James S. Beard
David I. Fuente
L. Patrick Hassey
Lynn M. Martin
Christine A. Varney

EXECUTIVE COMPENSATION

The following table sets forth the 2008, 2007 and 2006 compensation for:

•	our principal executive officer;

•	our principal financial officer; and

•
the three other most highly compensated executive officers serving as executive officers at the end of 2008 (based on total compensation (as reflected in the table below) reduced by the amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column).

We refer to the executive officers included in the Summary Compensation Table as our named executive officers. A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the Compensation Discussion and Analysis beginning on page 23.

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
			Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position		Year	($)	($)[1]	($)[2]	($)[3]	($)[4]	($)[5]	($)

Gregory T. Swienton	Chairman and	2008	895,000	720,409	1,569,268	1,067,648	373,187	70,540	4,696,052
	Chief Executive Officer	2007	872,500	771,080	1,283,619	1,363,932	308,173	61,113	4,660,417
		2006	843,750	723,165	1,271,629	1,744,716	254,742	60,708	4,898,710

Robert E. Sanchez	Executive Vice President	2008	407,500	428,493	259,761	258,677	24,072	63,564	1,442,067
	and Chief Financial Officer	2007	326,025	383,459	171,729	299,601	28,015	27,215	1,236,044
		2006	302,250	159,462	150,319	345,531	21,990	29,956	1,009,508

Anthony G. Tegnelia	President	2008	492,850	512,663	341,006	344,009	110,967	41,360	1,842,855
	Global Fleet Management	2007	451,500	299,955	260,285	411,373	129,306	34,454	1,586,873
	Solutions	2006	430,250	264,478	228,534	552,717	186,208	34,364	1,696,551

Thomas S. Renehan	Executive Vice President	2008	319,600	406,249	225,980	254,205	64,617	37,769	1,308,420
	Sales and Marketing	2007	310,950	382,728	170,063	257,845	34,044	40,076	1,195,706
	Fleet Management Solutions,	2006	302,250	156,401	142,978	334,566	26,281	37,359	999,835
	North America

Robert D. Fatovic	Executive Vice President,	2008	335,000	292,357	220,977	221,367	20,941	57,583	1,148,225
	Chief Legal Officer and	2007	326,250	115,535	155,275	277,783	30,475	31,704	937,022
	Corporate Secretary	2006	317,250	100,418	123,439	235,442	26,558	26,220	829,327

[1]
Stock awards consist of time-based restricted stock rights and PBRSRs. The amounts in this column do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead, the amounts reflect the compensation cost recognized by us in fiscal years 2008, 2007 and 2006 for financial statement reporting purposes in accordance with SFAS 123R for stock awards granted in and prior to those years. The full grant date fair value of stock awards granted in 2008 is reflected in the Grants of Plan Based Awards table on page 41. For information regarding the assumptions made in calculating the 2008, 2007 and 2006 amounts reflected in this column, see the section entitled “Share-Based Compensation Fair Value Assumptions” in note 22 to our audited consolidated financial statements for the year ended December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008. Dividend equivalents are paid on all restricted stock rights. The dividend equivalents are factored into the compensation cost recognized for financial statement reporting purposes.

[2]
The amounts in this column do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead the amounts reflect the compensation cost recognized by us in fiscal years 2008, 2007 and 2006 for financial statement reporting purposes in accordance with SFAS 123R for stock options granted in and prior to those years. The full grant date fair value of stock options granted in 2008, determined using the Black-Scholes pricing model, is reflected in the Grants of Plan-Based Awards table on page 41. For information regarding the assumptions made in determining the 2008 value under the Black-Scholes pricing model, see the section entitled “Share-Based Compensation Fair Value Assumptions” in note 22 to our audited consolidated financial statements for the year ended December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008.

[3]
For 2008, the amounts in this column represent (i) amounts earned in 2008 under the 2008 annual cash incentive (bonus) awards (which amounts were paid in February 2009), (ii) amounts earned in 2008 under tandem cash awards granted under the 2006-2008 performance cycle of our LTI program, and (iii) earnings on amounts earned in previous years under our previous cash based long-term incentive program (Cash LTIP) but not paid until July 2008. Following is a breakdown of the amounts paid in 2008:

				Earnings on
				Amounts Earned
		Annual Bonus	Tandem Cash	But Unpaid Under
	Year	Awards ($)	Awards ($)	Cash LTIP ($)

Gregory T. Swienton	2008	567,648	500,000	0*

Robert E. Sanchez	2008	161,534	97,143	0*

Anthony G. Tegnelia	2008	195,437	148,572	0*

Thomas S. Renehan	2008	126,691	97,143	30,371

Robert D. Fatovic	2008	132,795	88,572	—

*	Due to adverse market conditions during 2008, Messrs. Swienton, Sanchez and Tegnelia realized losses on amounts earned but unpaid under the Cash LTIP. Mr. Fatovic did not participate in the Cash LTIP.

[4]
The amounts in this column include an estimate of the increase in the actuarial present value of the accrued pension benefits (under both our pension and pension restoration plans) for the named executive officer for the respective year. Assumptions used to calculate these amounts are described under “Pension Benefits” on page 43. No named executive officer realized above-market or preferential earnings on deferred compensation.

[5]	All Other Compensation for 2008 includes the following payments or accruals for each named executive officer:

			Employer	Premiums Paid
			Contributions	Under the
		Employer	to the	Supplemental	Premiums
		Contributions	Deferred	Long-Term	Paid for	Charitable
		to the 401(k)	Compensation	Disability	Executive Life	Awards
	Year	Plan ($)(a)	Plan ($)(a)	Insurance Plan ($)	Insurance ($)	Programs ($)(b)	Perquisites ($)(c)(d)

Gregory T. Swienton	2008	2,008	0	8,203	3,802	17,639	38,888

Robert E. Sanchez	2008	14,658	17,395	4,328	1,731	0	25,452

Anthony G. Tegnelia	2008	2,008	0	5,944	2,100	0	31,308

Thomas S. Renehan	2008	2,008	0	5,340	1,358	0	29,064

Robert D. Fatovic	2008	14,658	13,578	5,133	1,423	0	22,790

(a)
As described below under “Pension Benefits”, in 2008, Mr. Sanchez and Mr. Fatovic were not eligible to continue accruing benefits under our pension plan and instead received employer contributions into their 401(k) and deferred compensation accounts in 2008. Based on their age and/or tenure with Ryder, Messrs. Swienton, Tegnelia and Renehan could, like all other eligible plan participants, elect to continue participating in our pension plan. Because they elected to do so, they were therefore not eligible for employer contributions into their 401(k) and deferred compensation accounts.

(b)
As Chairman of the Board, Mr. Swienton is eligible to participate in our Matching Gifts to Education Program and Directors’ Charitable Award Program described under “Director Compensation” on page 49. For 2008, the amounts in this column reflect (i) $10,000 in benefits under the our Matching Gifts to Education Program and (ii) $7,639 in insurance premium payments made on behalf of Mr. Swienton in connection with the Directors’ Charitable Award Program.

(c)
Includes, for each executive, a car allowance, a financial planning and tax preparation allowance, an executive allowance (and related tax gross-up of $4,302 for Mr. Swienton, $1,798 for Mr. Sanchez, $2,868 for Mr. Tegnelia, $1,798 for Mr. Renehan and $1,798 for Mr. Fatovic), and amounts paid in connection with the executive’s home security system. The value reflected in this column reflects the aggregate incremental cost to us of providing each perquisite to the executive.

(d)
For Mr. Renehan, includes travel expenses for Mr. Renehan’s spouse paid by the Company in 2008 in connection with her travel to the annual Company-sponsored FMS sales contest trip (and related tax gross up of $1,680). Mr. Renehan attends this event annually as part of his role as the head of Sales and Marketing for our FMS organization.

2008 Grants of Plan-Based Awards

The following table reflects the five types of plan-based awards granted to our named executive officers in 2008. The first row represents the range of payouts under the 2008 annual cash incentive (bonus) awards granted under the Ryder System, Inc. 2005 Equity Compensation Plan. The second row represents the number of shares of common stock to be issued upon vesting of the PBRSRs granted in 2008 under the Ryder System, Inc. 2005 Equity Compensation Plan as part of our LTI program. The third row represents the target payout under the performance-based cash awards granted in 2008 under the Ryder System, Inc. 2005 Equity Compensation Plan as part of our LTI program. The fourth row represents stock options granted during 2008 under the Ryder System, Inc. 2005 Equity Compensation Plan as part of our LTI program. The fifth row, as applicable, represents time-based restricted stock rights granted to certain of our named executive officers in 2008 under the Ryder System, Inc. 2005 Equity Compensation Plan.

					Estimated
					Future
					Payouts	All Other	All Other		Grant Date
					Under	Stock Awards:	Option Awards:		Fair Value
					Equity	Number of	Number of	Exercise or	of Stock
		Estimated Future Payouts Under			Incentive	Shares of	Securities	Base Price	and
		Non-Equity Incentive Plan Awards[1]			Plan Awards[2]	Stock or	Underlying	of Option	Option
	Grant	Threshold	Target	Maximum	Target	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)[3]	(#)[4]	($/Sh)[5]	($)[6]

Gregory T. Swienton	—	268,508	1,074,033	2,148,066
	2/8/08				20,080				978,097
	2/8/08		670,925
	2/8/08						109,290	58.48	1,509,295
Robert E. Sanchez	—	76,409	305,635	611,270
	2/8/08				4,640				226,014
	2/8/08		155,035
	2/8/08						25,245	58.48	348,633
Anthony G. Tegnelia	—	92,445	369,781	739,562
	2/8/08				4,640				226,014
	2/8/08		155,035
	2/8/08						25,245	58.48	348,633
	2/8/08					12,000			701,760
Thomas S. Renehan	—	59,927	239,708	479,416
	2/8/08				3,140				152,949
	2/8/08		104,916
	2/8/08						17,100	58.48	236,151
Robert D. Fatovic	—	62,815	251,258	502,516
	2/8/08				3,440				167,562
	2/8/08		114,939
	2/8/08						18,730	58.48	258,661
	2/8/08					10,000			584,800

[1]
These columns reflect the range of payouts under the 2008 annual cash incentive (bonus) awards granted under the Ryder System, Inc. 2005 Equity Compensation Plan. Amounts actually earned in 2008 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. The “Target” column also includes the target payout under PBCA granted in 2008 under the Ryder System, Inc. 2005 Equity Compensation Plan. For a more detailed description of the annual cash incentive (bonus) awards, see the section entitled “Annual Bonus” in the Compensation Discussion and Analysis. For a detailed description of the PBCA, see “Long-Term Incentive Program — PBCA” in the Compensation Discussion and Analysis.

[2]
This column reflects the target payout under the PBRSRs granted in 2008 under the Ryder System, Inc. 2005 Equity Compensation Plan. The PBRSRs will payout at target only if our Total Shareholder Return for the three-year period ending on December 31, 2010 meets or exceeds the Total Return of the S&P 500 Composite Index over the same period, as discussed in further detail under the heading “Long-Term Incentive Program — PBRSRs” in the Compensation Discussion and Analysis. The PBRSRs are entitled to dividend equivalents.

[3]	Represents time-based restricted stock rights granted to certain of our named executive officers in 2008. These restricted stock rights will cliff vest on February 8, 2011.

[4]
Represents stock options granted under the Ryder System, Inc. 2005 Equity Compensation Plan. The stock options for all of the named executive officers vest in three equal annual installments beginning on February 8, 2009. For a more detailed description of our stock options and stock option granting policies, see the sections entitled “Long-Term Incentive Program — Stock Options” and “Equity Granting Practices” in the Compensation Discussion and Analysis.

[5]
The exercise price of the stock options granted in 2008 were set as the average of the high and the low sales prices of our common stock on the grant date as required under the Ryder System, Inc. 2005 Equity Compensation Plan. The closing stock price of our common stock was $58.41 on February 8, 2008.

[6]
The grant date fair value of the stock and option awards is determined pursuant to SFAS 123R and represents the total amount that we will expense in our financial statements over the relevant vesting period. For information regarding the assumptions made in calculating the amounts reflected in this column, see the section entitled “Share-Based Compensation Fair Value Assumptions” in note 22 to our audited consolidated financial statements for the year ended December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Outstanding Equity Awards as of December 31, 2008

	Option Awards				Stock Awards
								Equity
								Incentive
							Equity Incentive	Plan Awards:
							Plan Awards:	Market or
						Market	Number of	Payout Value
					Number of	Value of	Unearned	of Unearned
	Number of	Number of			Shares or	Shares or	Shares, Units	Shares, Units
	Securities	Securities			Units of	Units of	or Other	or Other
	Underlying	Underlying	Option		Stock That	Stock That	Rights That	Rights That
	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Options	Options	Price	Expiration	Vested	Vested[1]	Vested	Vested[1]
Name	(#)	(#)	($)	Date	(#)	($)	(#)	($)
	Exercisable	Unexercisable

Gregory T. Swienton	114,000		16.60	10/10/2010
	150,000		36.88	2/12/2011
	175,000		44.89	2/10/2012
	116,667	58,333(5)	42.73	2/13/2013
	37,462	74,923(6)	52.48	2/9/2014
		109,290(7)	58.48	2/8/2015
							20,000(2)	775,600
							21,340(3)	827,565
							20,080(4)	778,702
Robert E. Sanchez	12,000		44.89	2/10/2012
	7,500		38.99	7/15/2012
	12,500	6,250(5)	42.73	2/13/2013
	6,562	13,123(6)	52.48	2/9/2014
		25,245(7)	58.48	2/8/2015
					15,000 (8)	581,700
							3,900(2)	151,242
							3,740(3)	145,037
							4,640(4)	179,939
Anthony G. Tegnelia	5,000		33.19	10/7/2012
		10,000(5)	42.73	2/13/2013
	9,365	18,730(6)	52.48	2/9/2014
		25,245(7)	58.48	2/8/2015
							5,900(2)	228,802
							5,335(3)	206,891
							4,640(4)	179,939
					12,000 (9)	465,360
Thomas S. Renehan	2,500		33.19	10/7/2012
		6,250(5)	42.73	2/13/2013
		12,993(6)	52.48	2/9/2014
		17,100(7)	58.48	2/8/2015
					15,000 (8)	581,700
							3,900(2)	151,242
							3,700(3)	143,486
							3,140(4)	121,769
Robert D. Fatovic	5,000		48.54	10/8/2011
	12,000		44.89	2/10/2012
	12,000	6,000(5)	42.73	2/13/2013
	6,147	12,293(6)	52.48	2/9/2014
		18,730(7)	58.48	2/8/2015
							3,500(2)	135,730
							3,500(3)	135,730
							3,440(4)	133,403
					10,000 (9)	387,800

[1]	Based on a stock price of $38.78, which was the closing market price of our common stock on December 31, 2008.

[2]	These PBRSRs were earned on December 31, 2008, and vested upon approval of the Board of Directors on February 6, 2009.

[3]
Represents the PBRSRs that were granted in February 2007 and will vest if our Total Shareholder Return for the three-year period ending December 31, 2009 meets or exceeds the Total Return of the S&P 500 Composite Index over the same period.

[4]
Represents the PBRSRs that were granted in February 2008 and will vest if our Total Shareholder Return for the three-year period ending December 31, 2010 meets or exceeds the Total Return of the S&P 500 Composite Index over the same period.

[5]	These stock options will vest on February 13, 2009.

[6]	These stock options will vest in two equal installments on February 9, 2009 and February 9, 2010.

[7]	These stock options will vest in three equal annual installments on February 8, 2009, February 8, 2010 and February 8, 2011.

[8]	These restricted stock rights will vest on October 6, 2009.

[9]	These restricted stock rights will vest on February 8, 2011.

2008 Option Exercises and Stock Vested

	Option Awards			Stock Awards[1]
	Number of Shares		Value Realized	Number of Shares	Value Realized
	Acquired on Exercise		on Exercise	Acquired on Vesting	on Vesting
Name	(#)		($)[2]	(#)[3]	($)[4]

Gregory T. Swienton	150,000	[5]	7,124,000	8,333	489,564
Robert E. Sanchez	0		0	1,250	66,715
Anthony G. Tegnelia	20,000		570,900	5,667	292,586
Thomas S. Renehan	24,247		439,659	1,250	66,715
Robert D. Fatovic	4,333		141,039	433	25,439

[1]	This column reflects time-based restricted stock rights previously awarded to the named executive officer that vested during 2008.

[2]	Calculated based on the difference between the closing market price of Ryder common stock on the date of exercise and the exercise price of the option.

[3]
Of these amounts, shares were withheld by us to cover tax withholding obligations as follows: Gregory T. Swienton, 2,204 shares; Robert E. Sanchez, 356 shares; Anthony G. Tegnelia, 2,039 shares; Thomas S. Renehan, 330 shares; Robert D. Fatovic, 141 shares.

[4]	Calculated based on the closing market price of Ryder common stock on the vesting date.

[5]	All option exercises by Mr. Swienton were effected pursuant to two Rule 10b5-1 trading plans established by Mr. Swienton on May 18, 2007 and May 15, 2008.

Pension Benefits

We maintain the Ryder System, Inc. Retirement Plan (pension plan) and the Ryder System, Inc. Benefit Restoration Plan (pension restoration plan) for regular full-time employees other than those employees who are covered by plans administered by labor unions and certain other non-exempt employees. Effective December 31, 2007, the pension and pension restoration plans were frozen for all plan participants other than those who were eligible to continue to participate and elected to do so as described below.

Benefits payable under the pension plan are based on an employee’s career earnings with us and our subsidiaries. At the normal retirement age of sixty-five (65), a participant is entitled to a monthly pension benefit payable for life. The annual pension benefit, when paid in the form of a life annuity with no survivor’s benefits, is generally equal to the sum of 1.45% of the first $15,600 of total compensation received during each calendar year that the employee is eligible to participate in the plan, plus 1.85% of the excess over $15,600. The only elements of compensation considered in applying the payment and benefits formula are, to the extent applicable: eligible salary, bonus, overtime, vacation and commission.

Pension plan benefits vest at the earlier of the completion of five years of credited service or upon reaching age sixty-five. If a participant is over age fifty-five and has more than ten years of continuous credited service, he or she is eligible to retire with an unreduced benefit at age sixty-two. We do not have a policy for granting additional years of credited service. In certain circumstances, we have given credit for years of service with a prior employer in connection with a corporate acquisition or other specific business arrangement. In the event of a change of control, all participants will be fully vested and the term “accrued benefit” will include the value of early retirement benefits for any participant age forty-five or older or with ten or more years of service. These benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee’s pension benefits may be paid in certain alternative forms having actuarially equivalent values.

The maximum annual benefit under a qualified defined benefit pension plan is currently $185,000 beginning at the Social Security retirement age. The maximum compensation and bonus that may be taken into account in determining annual retirement accruals during 2008 was $230,000. The pension restoration plan covers those pension plan participants (including each of the named executive officers) whose benefits are reduced by the Internal Revenue Code or other United States laws and are eligible to participate in the pension restoration plan. A participant in the pension restoration plan is entitled to a benefit equaling the difference between the amount of benefits the participant is entitled to receive without the reductions and the amount of benefits the participant is entitled to receive after the reductions.

In January 2007, our Board of Directors approved amendments to our pension and pension restoration plans. As a result of the changes, effective December 31, 2007, the pension and pension restoration plans were frozen for all plan participants (including executive officers) other than those who were eligible to continue to participate, as described below, and elected to do so. As a result, these employees ceased accruing further benefits under the defined benefit plans after December 31, 2007. All retirement benefits earned as of December 31, 2007 are fully preserved, continue to be subject to the applicable vesting schedule, and will be paid in accordance with the plans and applicable legal requirements. No employees hired or rehired after January 1, 2007 are eligible to participate in the pension or pension restoration plans.

Effective January 1, 2008, employees who were no longer eligible to continue to earn benefits in the pension plan were automatically transitioned to an enhanced 401(k) plan and a non-elective deferred compensation plan (if eligible) for their retirement benefits. Our existing 401(k) plan was enhanced for those employees no longer eligible to earn pension benefits to provide for a (i) Company contribution equal to 3% of eligible pay, subject to a vesting schedule, even if employees do not make contributions to the plan and (ii) a 50% Company match of employee contributions of up to 5% of eligible pay, subject in each case to IRS limits. The 401(k) plan continues to provide 401(k) plan participants with a discretionary Company contribution based on our attainment of annual performance targets, whether or not he or she continues to participate in the pension plan. Effective December 31, 2007, our deferred compensation plan was amended to provide for Company contributions in excess of the applicable IRS limitations under the 401(k) plan. The deferred compensation plan was also amended to provide for Company discretionary contributions in excess of the applicable IRS limitations to all deferred compensation plan participants. Employees eligible for the Company contribution enhancements in the 401(k) plan are also eligible for the enhancements in the deferred compensation plan provided they meet the eligibility requirements under the deferred compensation plan. Eligible employees must elect to participate in the deferred compensation plan to be eligible for any excess Company match.

Pension plan participants who (1) earned a minimum of 65 points (calculated as the sum of an employee’s age and years of service with the Company as of December 31, 2007) or (2) had at least 20 years of credited service with the Company as of December 31, 2007 (regardless of age) were given until August 2007 to make a one-time, irrevocable election to continue to earn benefits under the pension and pension restoration plans or transition to the enhanced 401(k) plan and non-elective deferred compensation plan. Based on their age and tenure with the Company, Mr. Swienton, Mr. Tegnelia and Mr. Renehan met these eligibility criteria and, like all other eligible plan participants, were eligible to choose to continue accruing benefits under the pension and pension restoration plans. Each of Mr. Swienton, Mr. Tegnelia and Mr. Renehan elected to do so. Mr. Sanchez and Mr. Fatovic did not meet the eligibility requirements. As such, their pension benefit is frozen and they are now entitled to the enhanced benefits under the 401(k) and deferred compensation plans.

The following table sets forth the present value of the accumulated benefits for the named executive officers assuming they retire at the unreduced early retirement age of 62 and have ten years of continuous service, and using interest rate and mortality rate assumptions consistent with those used in our financial statements. For information regarding interest rate and mortality rate assumptions, see the section entitled “Employee Benefit Plans” in note 23 to our audited consolidated financial statements for the year ended December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008.

		Number of	Present Value
		Years Credited	of Accumulated
Name	Plan Name	Service (#)	Benefit ($)[1]

Gregory T. Swienton	Retirement Plan	10	303,842
	Benefit Restoration Plan	10	1,671,349

Robert E. Sanchez	Retirement Plan	16	141,619
	Benefit Restoration Plan	16	131,867

Anthony G. Tegnelia	Retirement Plan	32	1,031,632
	Benefit Restoration Plan	32	1,293,084

Thomas S. Renehan	Retirement Plan	23	225,156
	Benefit Restoration Plan	23	149,924

Robert D. Fatovic	Retirement Plan	14	125,950
	Benefit Restoration Plan	14	112,934

[1]	These amounts have been modified to reflect the effect of the pension changes approved in January 2007 and discussed above.

2008 Nonqualified Deferred Compensation

We maintain a deferred compensation plan for certain employees, including the named executive officers, pursuant to which participants may elect to defer receipt of their cash compensation (base salary, commissions and annual bonus only). Any deferred amounts are part of our general assets and are credited with hypothetical earnings based on several hypothetical investment options selected by the employee, including Ryder common stock. The compensation may be deferred until the later to occur of a fixed date or separation of employment due to retirement, disability or removal, and is payable in a lump sum or in installments for a period ranging from two to fifteen years as elected in advance by the executive. Upon a change of control, all deferred amounts will be paid immediately in a lump sum. Our current deferred compensation plan does not provide for above-market or preferential earnings. As described above under “Pension Benefits,” in 2008 Mr. Sanchez and Mr. Fatovic were not eligible to continue accruing benefits under our pension plan and instead received employer contributions into their deferred compensation accounts. A description of these benefits is included under “Pension Benefits” above.

	Executive	Employer
	Contributions in	Contributions in
	Last Fiscal	Last Fiscal	Aggregate Earnings	Aggregate Balance at
Name	Year ($)[1]	Year ($)[1]	in Last Fiscal Year ($)[2]	Last Fiscal Year-End ($)[3]

Gregory T. Swienton	0	0	0	0
Robert E. Sanchez	20,375	17,395	(35,034)	133,654
Anthony G. Tegnelia	0	0	(53,262)	81,651
Thomas S. Renehan	0	0	6,013	166,293
Robert D. Fatovic	52,245	13,578	(132,674)	552,039

[1]	The amounts reflected in this column were reported as compensation to the named executive officers in our Summary Compensation Table for 2008.

[2]	The amounts reflected in this column were not reported as compensation to the named executive officers in our Summary Compensation Table for 2008.

[3]	Aggregate earnings on deferred compensation included in these amounts were not reported as compensation to the named executive officers in the Summary Compensation Table.

Potential Payments Upon Termination or Change of Control

Historically, our officers were entitled to severance benefits under the terms of our form severance agreement and change of control benefits under the terms of our form change of control severance agreement, copies of which are on file with the SEC. During 2006, the Compensation Committee conducted a comprehensive review and evaluation of our severance and change of control severance benefits. In January 2007, based on the results of the Compensation Committee’s review, our Board of Directors decided to terminate all existing severance and change of control severance agreements effective January 31, 2008, and adopt a new severance and change of control severance program that would generally reduce our officers’ severance benefits. Although the Compensation Committee and management determined that the severance benefits under the prior agreements were reasonable, they believe the approved changes were more in line with current market standards and emerging governance trends.

The new severance benefits for the named executive officers, including Mr. Swienton, are provided under new individual severance agreements, as amended to comply with Section 409A of the Internal Revenue Code (NEO severance agreements), a copy of which was filed with the SEC on February 11, 2009. The new severance benefits for all other officers are provided under Ryder’s Executive Severance Plan, as amended to comply with Section 409A of the Internal Revenue Code, a copy of which was filed with the SEC on February 11, 2009. No severance was paid to a NEO during 2008 under either the prior or current severance program. For a description of the severance program that was in effect until January 1, 2008, please see the disclosure under “Potential Payments Upon Termination or Change of Control” in our 2008 proxy statement.

Voluntary Termination and Termination for Cause

In the event a named executive officer voluntarily terminates his employment with us, other than as a result of death, disability or retirement, or is terminated for cause, the executive officer will not be entitled to receive any severance payments under the terms of his NEO severance agreement. The executive officer will retain any accrued compensation and benefits to the extent vested. In the event of voluntary termination, all unvested equity awards will be cancelled and the executive officer will have three months from the date of termination to exercise any vested stock options. In the event of termination for cause, all equity, vested and unvested, will be cancelled.

Termination for Death, Disability or Retirement

Cash.  In the event an executive officer retires, he will be entitled to receive any accrued compensation and benefits to the extent such benefits have vested, including under our pension and pension restoration plans, as described in more detail under the heading “Pension Benefits”. In the event of death, the executive officer’s beneficiaries would receive benefits under the executive life insurance policies we maintain on his behalf, which benefits are equal to three times the executive’s current base salary up to an aggregate of $3 million. In addition, welfare benefits (health, dental and prescription) are extended for 60 days for covered beneficiaries, the total cost of which would range from approximately $1,126 to $1,718, depending on the executive’s coverage and number of covered family members. In the event of disability, the executive officer would be entitled to any amounts paid under our disability insurance policies, including the supplemental long-term disability we maintain for executive officers (as described under “Benefits” in the Compensation Discussion and Analysis). Upon death or disability, the executive officer (or his beneficiary) would also be entitled to a pro-rata payment under our annual bonus program.

Equity.  Upon death or retirement, all unvested stock options will be canceled and all vested stock options will remain exercisable for the remainder of the term of the option. Upon disability, stock options will continue to vest for a period of three years following disability. The intrinsic value as of December 31, 2008 of the stock options that will continue to vest upon disability (calculated based on the difference between the exercise price of the options and the closing market price of our stock on December 31, 2008) was $0 for all named executive officers. Upon disability, all vested stock options will remain exercisable for the remainder of the term of the option.

Upon death, disability or retirement, a pro-rata portion of any time-based restricted stock rights will vest and the underlying common stock will be distributed to the executive; and, if the performance condition for any PBRSRs or PBCA is met, a pro-rata portion of the PBRSRs and PBCA will vest and the underlying common stock and cash will be distributed to the executive when distribution to all other participants occurs. The fair market value of the pro-rata number of restricted stock rights plus the value of the PBCA that would have vested had the death, disability or retirement occurred on December 31, 2008 and assuming, with respect to the PBRSRs and PBCA, that the performance condition is met, is as follows: Gregory T. Swienton, $2,737,157; Robert E. Sanchez, $965,127; Anthony G. Tegnelia, $872,463; Thomas S. Renehan, $927,197; and Robert D. Fatovic, $583,246.

Involuntary Termination without Cause and Termination Following a Change of Control

NEO Severance Agreements

Following is a description of the severance benefits provided under the NEO severance agreements upon the executive’s involuntary termination without Cause. The Compensation Committee may use its discretion to make post-termination payments to executive officers that are not required pursuant to the terms of the NEO severance agreements if such payments are determined to be in the best interest of the Company.

Key Defined Terms.  Following are key terms defined in the NEO severance agreement:

•
“Cause” means an act(s) of fraud, misappropriation, or embezzlement; conviction of any felony; conviction of a misdemeanor involving moral turpitude; willful failure to report to work for more than 30 days; willful failure to perform duties; material violation of Ryder’s Principles of Business Conduct; and any other activity which would constitute cause. The last two triggers are not included in the definition of Cause for purposes of providing severance upon a Change of Control.

•
“Change of Control” means the acquisition of 30% or more of the combined voting power of our common stock; a majority change in the composition of our Board; any reorganization, merger or consolidation that results in more than a 50% change in the share ownership of our common stock, the acquisition of 30% or more of the voting power of our common stock by one person or a majority change in the composition of the Board; our liquidation or dissolution; or a sale of substantially all of our assets.

•
“Good Reason” means a material reduction in compensation; transferring the executive more than 50 miles; failure to obtain a successor’s agreement to honor the NEO severance agreement; failure to pay certain

Change of Control severance benefits into a trust; termination of employment not done in accordance with the NEO severance agreement; and any material change in duties or any other material adverse change in the terms and conditions of the executive officer’s employment (but specifically does not include a change in title or reporting relationship).

Eligibility.  A NEO is entitled to severance benefits if we terminate his employment for any reason other than death, disability or Cause. A NEO is entitled to Change of Control severance benefits if we terminate his employment, or the executive terminates his employment for Good Reason, in each case within two years (referred to as the protection period) after a Change of Control, and certain other requirements are met.

Severance Benefits.  If a NEO meets the eligibility requirements described above, he will be entitled to the following severance benefits, subject to any limitations under Section 409A of the Internal Revenue Code:

	Severance Benefits	Change of Control Severance Benefits

Cash Severance
The executive will receive cash severance as follows:

•   salary continuation for the applicable severance period (18 months for all executive officers and 30 months for the CEO).
•   bonus equal to the target annual bonus amount (based on the executive’s base salary on the date of termination) for the relevant period times the applicable bonus multiple (1.5x for all executive officers and 2.5x for the CEO).

The executive will receive cash severance as follows:

•   lump sum payment equal to the executive’s eligible base salary on the date of termination times the applicable salary multiple (2x for all executive officers and 3x for the CEO).
•   bonus equal to the target annual bonus amount (based on the executive’s base salary on the date of termination) for the relevant period times the applicable bonus multiple (2x for all executive officers and 3x for the CEO).
•   tax-gross-up with a 10% cutback feature.

Benefits	The executive will be entitled to benefits as follows:

•   continuation of all medical, dental and prescription insurance plans and programs until the earlier of the end of the applicable severance period or the executive officer’s eligibility to receive benefits from another employer.

• continuation of executive life and supplemental disability insurance until the end of the relevant severance period.
• outplacement services under a Company-sponsored program.

Other Provisions.  The NEO severance agreements contain standard confidentiality, non-competition, non-solicitation and release provisions.

Equity and Other Compensation

Our executive officers (including all of our named executive officers) are also entitled to certain severance benefits upon an involuntary termination without Cause and certain Change of Control severance benefits upon a Change of Control under the terms of our equity, deferred compensation, and pension plan and pension restoration plan, subject in all cases to the limitations under Section 409A of the Internal Revenue Code.

Specifically, upon involuntary termination without Cause, an executive’s vested stock options would be exercisable until three months after the end of the relevant severance period, and upon a Change of Control, (i) our current equity plans provide for accelerated vesting of outstanding equity awards (single-trigger), (ii) all deferred compensation amounts are immediately vested and paid to the executive, (iii) the executive is entitled to additional benefits under our pension plan as previously described under “Pension Benefits” and (iv) accrued benefits under our pension restoration plan are immediately paid.

Estimated Severance and Change of Control Severance Benefits as of December 31, 2008

The estimated payments and benefits that would be provided to each named executive officer as the result of involuntary termination without Cause or the occurrence of a Change of Control under NEO severance agreements (which have been in effect for all current executive officers beginning after January 31, 2008) are set forth in the table below. Calculations for this table are based on the following assumptions: (i) the triggering event took place on December 31, 2008 and (ii) the per share price of our common stock is $38.78, the closing price on December 31, 2008.

		Triggering Event
			Change of
		Involuntary	Control
		Termination	without	Change of Control
	Compensation	without Cause	Termination	with Termination
Name	Components	($)	($)	($)

Gregory T. Swienton	Cash Severance[1]	4,950,000	0	5,940,000
	Intrinsic Value of Equity[2]	—	2,381,867	2,381,867
	Retirement Benefits[3]	—	329,799	329,799
	Welfare Benefits[4]	16,890	0	20,268
	Outplacement[5]	28,500	0	28,500
	Gross-up6	0	0	0

	Total Benefit to Employee	4,995,390	2,711,666	8,700,434

Robert E. Sanchez	Cash Severance[1]	1,076,250	0	1,435,000
	Intrinsic Value of Equity[2]	—	1,057,918	1,057,918
	Retirement Benefits[3]	—	70,620	70,620
	Welfare Benefits[4]	15,354	0	20,472
	Outplacement[5]	28,500	0	28,500
	Gross-up6	0	0	0

	Total Benefit to Employee	1,120,104	1,128,538	2,612,510

Anthony G. Tegnelia	Cash Severance[1]	1,378,125	0	1,837,500
	Intrinsic Value of Equity[2]	—	1,080,992	1,080,992
	Retirement Benefits[3]	—	229,219	229,219
	Welfare Benefits[4]	10,134	0	13,512
	Outplacement[5]	28,500	0	28,500
	Gross-up6	0	0	0

	Total Benefit to Employee	1,416,759	1,310,211	3,189,723

Thomas S. Renehan	Cash Severance[1]	844,200	0	1,125,600
	Intrinsic Value of Equity[2]	—	998,197	998,197
	Retirement Benefits[3]	—	81,246	81,246
	Welfare Benefits[4]	15,462	0	20,616
	Outplacement[5]	28,500	0	28,500
	Gross-up6	0	0	0

	Total Benefit to Employee	888,162	1,079,443	2,254,159

Robert D. Fatovic	Cash Severance[1]	884,625	0	1,179,500
	Intrinsic Value of Equity[2]	—	792,663	792,663
	Retirement Benefits[3]	—	60,303	60,303
	Welfare Benefits[4]	15,336	0	20,448
	Outplacement[5]	28,500	0	28,500
	Gross-up6	0	0	815,301

	Total Benefit to Employee	928,461	852,966	2,896,715

[1]
Cash severance includes: (i) base salary and (ii) target annual bonus, all as described above. In the event of involuntary termination without cause, base salary is paid over time in accordance with usual payroll practices and the bonus is paid in a lump sum shortly after termination. In the event of termination in connection with a Change of Control, all payments are made in a lump sum shortly after termination. Timing and payment of cash severance is subject in all respects to Section 409A of the Internal Revenue Code.

[2]
Under a Change of Control, the intrinsic value of equity reflects the intrinsic value of the accelerated equity. In each case, the amounts are calculated using the closing price of our common stock on December 31, 2008 ($38.78).

[3]
This amount reflects the incremental increase in value resulting from the acceleration of the vesting of the pension restoration plan in the event of a Change of Control (whether or not there is a termination of employment), plus, in the event of a termination in connection with a Change of Control, the value of the early retirement subsidy in our pension plan. Assumed retirement age is the later of age 55 or the executive’s age on December 31, 2008.

[4]
Amounts are based on the current cost to us of providing the named executive’s current health, dental and prescription insurance coverage during the severance period as described above. We continue to pay the employer portion of the welfare benefits during the applicable period, provided that the employee must continue to make the required employee contributions.

[5]	Amounts reflect the cost of outplacement services provided under a Company-sponsored program.

[6]
In the case of a termination in connection with a Change of Control, the tax gross-up applies to all payments and benefits and is subject to a cutback if the severance amount does not exceed 110% of the limitation in Section 280G of the Internal Revenue Code.

DIRECTOR COMPENSATION

Description of Director Compensation Program

The key objective of the compensation program for our Board of Directors is to align the interests of the Board with that of our shareholders. In addition, our Board compensation program is designed to attract directors that have the necessary skills, experience and character to fulfill their responsibility to oversee management with the goal of enhancing long-term value for our shareholders and ensuring the continuity and vitality of our Company. The program is also designed to recognize the increasing time commitment and potential liability associated with serving on the board of directors of a public company. All compensation decisions for our Board of Directors are made by the full Board based in part on recommendations made by the Compensation Committee and the Governance Committee. Our CEO, in his role as Chairman of the Board, also reviews the information to be presented to the Committees and the Board in connection with our Board compensation program. Directors who are our employees receive no compensation or benefits for service on the Board other than the right to participate in our Matching Gifts to Education Program at the Board level and Directors’ Charitable Awards Program, as described below.

During 2008, our directors were paid an annual retainer equal to $45,000 per year. The annual retainer is paid each year in January. The directors are given the option to receive all or any portion of their annual retainer in Ryder common stock that cannot be sold until six months after the date on which the person ceases to be a director. The directors also received an annual committee retainer during 2008 equal to $35,000 per year. Annual committee retainers are paid in May of each year. During 2008, if a director attended more than six Board meetings or more than six Committee meetings he or she would receive $1,000 for each additional Board or Committee meeting attended during the year. Excess meeting fees are paid in December of each year. During 2008, the Chairs of the Finance Committee and Governance Committee each received an additional $7,500 per year in Chair fees. The Chairs of the Audit Committee and the Compensation Committee received an additional $15,000 per year. Chair fees are paid in May of each year and are prorated based on time served in the Chair position.

During 2008, the directors received $90,000 in restricted stock units. This grant is made annually on the date of our Annual Shareholders Meeting in May. The number of restricted stock units granted is based on the average of the high and low sales price of Ryder common stock on the date of grant. The restricted stock units vest and are paid (either as a lump sum or in annual installments as elected in advance by the director) upon termination of a director’s service on the Board. The initial grant of restricted stock units will not vest unless the director has served a minimum of one year. The units receive dividend equivalents which are reinvested through our Dividend Reinvestment Program, but do not have voting rights. Upon the occurrence of a change in control, as defined in the relevant plan documents, all outstanding restricted stock units will vest and be paid to the director in a lump sum. We have not granted stock options to directors since May 2004.

Directors may elect to defer receipt of their annual Board and Committee retainers and excess meeting and Chair fees, which deferred amounts are part of our general assets and are credited with hypothetical earnings based on several investment options selected by the director (including our common stock). The compensation may be deferred until the later to occur of a fixed date or termination of Board service, and is payable in a lump sum or in annual installments. Upon a change of control, however, all deferred amounts will be paid immediately in a lump sum. We do not pay above-market or preferential earnings on compensation deferred by the directors. Directors are not eligible to participate in our pension plan or 401(k) plan.

We maintain a Directors’ Charitable Awards Program pursuant to which each director elected prior to January 1, 2005 may designate up to two charitable organizations to which we will contribute an aggregate of $500,000 in ten annual installments in the director’s name following the director’s death. The program is currently funded with the proceeds of insurance policies and the directors obtain no financial benefits from the program. All of our directors elected prior to January 1, 2005, including Mr. Swienton, currently participate in the program. Directors may also participate in our Matching Gifts to Education Program available to all employees, under which we match a director’s contributions to eligible educational institutions up to a maximum of $10,000 per year. Employees are limited to a maximum of $1,000 per year.

2008 Director Compensation

The table below sets forth the total compensation received by our non-management Board members in 2008. The compensation cost for directors’ restricted stock units is recognized in full in the year in which the restricted stock units were granted. As such, the amounts in the “Stock Awards” column below reflect the compensation cost recognized by us in fiscal year 2008 for financial statement reporting purposes in accordance with SFAS 123R for (i) restricted stock units granted to the directors in 2008 and (ii) dividends on the restricted stock units granted to directors in 2008.

For additional information regarding the assumptions made in calculating the amounts reflected in the “Stock Awards” column, see the section entitled “Share-Based Compensation Fair Value Assumptions” in note 22 to our audited consolidated financial statements for the year ended December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008.

	Fees Earned	Stock	All Other
	or Paid in Cash	Awards	Compensation	Total
Name	($)(1)(2)(3)	($)(4)(5)	($)(6)	($)

James S. Beard	38,356	21,778	0	60,134
John M. Berra	96,000	94,504	17,414	207,918
David I. Fuente	80,000	95,647	17,210	192,857
L. Patrick Hassey	82,000	92,425	0	174,425
Lynn M. Martin	81,000	98,731	7,098	186,829
Luis P. Nieto, Jr.	82,000	91,455	6,942	180,397
Eugene A. Renna	85,000	94,850	7,590	187,440
Abbie J. Smith	98,000	94,504	7,414	199,918
E. Follin Smith	85,000	93,049	10,000	188,049
Hansel E. Tookes, II	92,500	94,850	6,960	194,310
Christine A. Varney	87,500	95,647	9,785	192,932

[1]
Includes an annual committee retainer of $35,000 plus an annual retainer of $45,000, except for Mr. Beard, who was paid a pro-rated annual committee retainer of $16,781 plus a pro-rated annual retainer of $21,575 in his first year of service on the Board.

[2]	Includes Committee Chair fees as follows: Mr. Berra, $15,000; Ms. A. Smith, $15,000; Mr. Tookes, $7,500; and Ms. Varney, $7,500.

[3]
This column includes additional meeting fees, paid to members of the Board as follows: Mr. Berra, $1,000; Mr. Hassey, $2,000; Ms. Martin, $1,000; Mr. Nieto, $2,000; Mr. Renna, $5,000; Ms. A. Smith, $3,000; Ms. E. Smith, $5,000; and Mr. Tookes, $5,000.

[4]
Includes compensation cost recognized by the Company for financial statement reporting purposes in accordance with SFAS 123R for dividends on the restricted stock units granted to directors in 2008 in the following amounts: Mr. Beard, $208; Mr. Berra, $4,574; Mr. Fuente, $5,717; Mr. Hassey. $2,495; Ms. Martin, $8,801; Mr. Nieto, $1,525; Mr. Renna, $4,920; Ms. A. Smith, $4,574; Ms. E. Smith, $3,119; Mr. Tookes, $4,920; and Ms. Varney, $5,717.

[5]	The following table sets forth each director’s outstanding stock and option awards as of December 31, 2008.

	Outstanding	Outstanding
	Stock Awards	Option Awards

James S. Beard	637	—
John M. Berra	9,226	5,000
David I. Fuente	13,613	—
L. Patrick Hassey	4,410	—
Lynn M. Martin	14,760	10,000
Luis P. Nieto, Jr.	2,852	—
Eugene A Renna	8,365	5,000
Abbie J. Smith	9,658	5,000
E. Follin Smith	5,978	—
Hansel E. Tookes, II	9,484	5,000
Christine A. Varney	14,115	—

[6]
Consists of (i) benefits under the Company’s Matching Gifts to Education program and (ii) insurance premiums paid in connection with the Directors’ Charitable Award Program. Payments for insurance premiums related to the Directors’ Charitable Award Program were as follows: Mr. Berra, $7,414; Mr. Fuente, $7,210; Ms. Martin, $7,098; Mr. Renna, $7,590; Ms. A. Smith, $7,414; Mr. Tookes, $6,960; and Ms. Varney, $4,785. Benefits under the Company’s Matching Gifts to Education program were as follows: Mr. Berra, $10,000; Mr. Fuente, $10,000; Mr. Nieto, $6,942; Ms. E. Smith, $10,000; and Ms. Varney, $5,000. As a Director, Mr. Swienton also participates (at the $10,000 level) in the Directors’ Charitable Award Program. The amounts paid on behalf of Mr. Swienton in connection with these programs are reflected in the Summary Compensation Table on page 39.

Stock Ownership Requirements

To further align the interests of our directors and shareholders, we impose stock ownership requirements on our directors. Directors are expected to own Ryder stock or stock equivalents (including any vested or unvested restricted stock units) having a minimum value equal to one times such director’s total annual compensation (approximately $170,000 in 2008). The ownership requirements must be proportionately satisfied within five years of the director’s election to the Board. As of December 31, 2008, all directors were in compliance with their stock ownership requirements.

Ryder System, Inc.
11690 N.W. 105th Street Miami, Florida 33178 www.ryder.com

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote over the Internet or by telephone, please do not mail this card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

RYDER1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

RYDER SYSTEM, INC.

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.
Vote on Directors

1. ELECTION OF DIRECTORS
NOMINEES:

For a two-year term of office expiring at the 2011 Annual Meeting.	For	Against	Abstain

1a. James S. Beard	☐	☐	☐

For a three-year term of office expiring at the 2012 Annual Meeting.				Vote on Proposal	For	Against	Abstain

1b. John M. Berra	☐	☐	☐	2. Ratification of PricewaterhouseCoopers LLP as independent registered certified public accounting firm for the 2009 fiscal year.	☐	☐	☐
1c. Luis P. Nieto, Jr.	☐	☐	☐
1d. E. Follin Smith	☐	☐	☐
1e. Gregory T. Swienton	☐	☐	☐

This Proxy Card will be voted “FOR” the election of Directors James S. Beard, John M. Berra, Luis P. Nieto, Jr., E. Follin Smith and Gregory T. Swienton, and Proposal 2 if no choice is selected.

If you want to vote in accordance with the recommendations of the Board of Directors, simply sign below and return this card.

For address changes and/or comments, please check                                      ☐
this box and write them on the back  where  indicated.

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as  name  appears  hereon.  Joint
owners should each  sign. When signing  as attorney,
executor, administrator,  trustee  or guardian,  please
note such title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Directions to the Annual Meeting

Directions: Take State Road 836 West to the Florida Turnpike North. Exit onto NW 106th Street. Turn Right onto NW 112th Avenue. Turn Right onto NW 105th Street. Ryder Headquarters will be on the left.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

RYDER2

PROXY

RYDER SYSTEM, INC.

ANNUAL MEETING — MAY 1, 2009

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gregory T. Swienton, Robert E. Sanchez and Robert D. Fatovic, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned on all matters to come before the meeting and to vote as designated below, all the shares of common stock of RYDER SYSTEM, INC., held of record by the undersigned on March 6, 2009, during or at any adjournment of the Annual Meeting of Shareholders to be held at 10:00 a.m., EDT at the Ryder System, Inc. Headquarters, 11690 N.W. 105th Street, Miami, Florida 33178 on Friday, May 1, 2009.

ON THE REVERSE SIDE OF THIS CARD YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES OR SIMPLY SIGN AND RETURN THIS CARD TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. UNLESS YOU VOTE BY TELEPHONE OR INTERNET, YOU MUST SIGN THIS CARD AND RETURN IT IN THE ENCLOSED ENVELOPE SO THAT THE PROXY HOLDERS MAY VOTE YOUR SHARES.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE